UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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VERSO PAPER CORP.

(Name of Registrant as Specified in its Charter)

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

NOTICE OF

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

To Our Stockholders:

The 2014 Annual Meeting of Stockholders of Verso Paper Corp. will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 29, 2014, beginning at 10:00 a.m. (Central Time). At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on our board of directors as Class III directors for a term of three years;

2.

approve, on an advisory basis, the compensation of our named executive officers as disclosed in Verso’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

Stockholders also will transact any other business that properly comes before the meeting.

Only stockholders of record at the close of business on April 15, 2014, are entitled to receive notice of, and to vote at, the meeting and any postponement or adjournment thereof. A list of such stockholders will be available for inspection by any stockholder at our offices located at 6775 Lenox Center Court, Suite 400, Memphis, Tennessee, during ordinary business hours beginning on May 19, 2014, and at the meeting on May 29, 2014.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014: OUR PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE ON THE “INVESTOR RELATIONS” PAGE OF OUR WEBSITE AT WWW.VERSOPAPER.COM.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES OR CANADA. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

By order of the Board of Directors,

Peter H. Kesser
Secretary

April 29, 2014

VERSO PAPER CORP.

i

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Verso Paper Corp. 6775 Lenox Center Court Suite 400 Memphis, Tennessee 38115-4436 901.369.4100 www.versopaper.com

PROXY STATEMENT

FOR

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2014

We are furnishing this Proxy Statement in connection with the solicitation of proxies by Verso Paper Corp. on behalf of our board of directors, for use at the 2014 Annual Meeting of Stockholders and any postponement or adjournment of the meeting. The meeting will be held at our offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 29, 2014, beginning at 10:00 a.m. (Central Time).

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on our board of directors as Class III directors for a term of three years;

2.

approve, on an advisory basis, the compensation of our named executive officers as disclosed in Verso’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THESE PROPOSALS.

The proposals are set forth in the accompanying Notice of 2014 Annual Meeting of Stockholders and are described in this Proxy Statement. Stockholders also will transact any other business, not known or determined as of the date of this Proxy Statement, that properly comes before the meeting. The board of directors knows of no such other business to be presented.

When you submit your proxy, you will authorize the proxy holders – David J. Paterson, our President and Chief Executive Officer; Robert P. Mundy, our Senior Vice President and Chief Financial Officer; and Peter H. Kesser, our Senior Vice President, General Counsel and Secretary – to represent you and vote your shares of common stock on these proposals at the meeting in accordance with your instructions. By submitting your proxy, you also authorize them to exercise discretionary authority to vote your shares on any other business that properly comes before the meeting, to vote your shares to adjourn the meeting, and to vote your shares at any postponement or adjournment of the meeting.

We have included with this Proxy Statement a copy of our 2013 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2013. It also is available on the “Investor Relations” page of our website at www.versopaper.com. The 2013 Annual Report and the information on our website do not constitute a part of our proxy solicitation materials and are not incorporated into this Proxy Statement.

In this Proxy Statement, Verso Paper Corp. is referred to interchangeably as “Verso,” “we” and “us.”

This Proxy Statement and the accompanying materials are first being sent or given to our stockholders on or about April 29, 2014.

YOUR VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

INFORMATION ABOUT THE MEETING

What is the purpose of the meeting?

At the meeting, our stockholders will vote on proposals to:

1.	elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on our board of directors as Class III directors for a term of three years;

2.

approve, on an advisory basis, the compensation of our named executive officers as disclosed in Verso’s Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission; and

3.	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014.

At the meeting, our management may report on our performance during 2013 and will respond to appropriate questions from stockholders.

Will any other business be conducted at the meeting?

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the meeting other than the proposals described in this Proxy Statement. However, if any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date – April 15, 2014 – are entitled to receive notice of the meeting and to vote at the meeting the shares of common stock that they held on that date. You are a stockholder of record if your shares of common stock are registered directly in your name with Registrar and Transfer Company, our registrar and transfer agent. If your shares are held by a broker, bank or other nominee, then you are not a stockholder of record, but instead you are the beneficial owner of shares held in “street name.” Only your broker, bank or other nominee may vote your shares held in street name. Your broker, bank or other nominee will provide you with information about how to instruct it to vote your shares held in street name.

Each outstanding share of common stock entitles its holder to one vote on each matter voted on at the meeting. At the close of business on April 15, 2014, there were 53,319,863 outstanding shares of common stock.

How many shares must be present to conduct business at the meeting?

A quorum must be present at the meeting in order for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date of April 15, 2014, will constitute a quorum. Abstentions and broker non-votes will be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.

What happens if a quorum is not present at the meeting?

It is unlikely that a quorum will not be present at the meeting, because our principal stockholder holds sufficient shares of common stock to constitute a quorum. However, if a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares present in person or represented by proxy at the meeting may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken, and no other notice will be given unless the adjournment is for more than 30 days or unless after the adjournment a new record date is fixed for the adjourned meeting.

How many votes are required for action to be taken on each proposal?

Proposal 1 – Election of Directors. The director nominees will be elected to serve as Class III directors for a term of three years if they receive a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the director nominees will be elected if they receive more votes at the meeting than any other person nominated for director.

Proposal 2 – Advisory Vote on Compensation of Named Executive Officers. The compensation of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated officers, who are sometimes referred to collectively in this Proxy Statement as our “named executive officers,” will be approved by our stockholders on an advisory basis if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on this proposal vote in favor of it. Because the approval is advisory, it is not binding on Verso.

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014, will be ratified if a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on this proposal are voted in favor of it.

If I abstain from voting on a proposal, how will it affect the vote on the proposal?

You may not abstain from voting on Proposal 1 (election of directors), but you may withhold your vote for any director nominee. If you withhold your vote from any director nominee, your shares will not be voted for the nominee, but because the outcome of the vote on each director nominee will be determined by a plurality of the shares voted at the meeting on the election of the nominee, your withheld vote will not affect the outcome of the vote on the election of the nominee.

You may abstain from voting on Proposal 2 (advisory vote on compensation of named executive officers) or Proposal 3 (ratification of appointment of independent registered public accounting firm). If you abstain from voting on Proposal 2 or 3, your shares will not be voted on the proposal, and because the outcome of the vote on the proposal will be determined by the vote of a majority of the shares present at the meeting, your abstention will have the effect of a vote against the proposal.

How do I vote without attending the meeting?

If you are a stockholder of record, you may vote by properly completing, signing, dating and returning by mail the accompanying proxy card. The enclosed postage-paid envelope requires no additional postage if it is mailed in the United States or Canada.

If you are a beneficial owner of shares held in street name, then your broker, bank or other nominee will provide you with information about how to provide it with voting instructions, so that it may vote your shares as you direct. You can provide voting instructions to your broker, bank or other nominee by properly completing, signing, dating and returning by mail the voting instruction form that it provides to you; or, if your broker, bank or other nominee offers telephone or internet voting options, you can provide your voting instructions by telephone or on the internet by following the voting instructions that your broker, bank or other nominee provides to you.

How do I vote in person at the meeting?

If you are a stockholder of record and attend the meeting, you may vote at the meeting by delivering your completed proxy card in person. In the alternative, you may vote at the meeting by completing and delivering a ballot in person. We will distribute ballots to stockholders of record who wish to vote in person at the meeting. If you are a beneficial owner of shares held in street name, you may vote at the meeting if you obtain and bring to the meeting a completed proxy form from your broker, bank or other nominee that holds your shares.

If I return my proxy card without specifying voting instructions on it, will my shares be voted?

If you are a stockholder of record and return your proxy card without indicating voting instructions on it, your shares will be voted in accordance with the recommendations of our board of directors FOR Proposal 1 (election of directors), FOR Proposal 2 (advisory vote on compensation of named executive officers), and FOR Proposal 3 (ratification of appointment of independent registered public accounting firm).

If you are a beneficial owner of shares held in street name, your broker, bank or other nominee is required to vote your shares in accordance with your instructions. If you do not instruct your nominee how to vote your shares on Proposal 1 (election of directors) or Proposal 2 (advisory vote on compensation of named executive officers), then your nominee will not have the authority to vote on the proposal. If you do not instruct your nominee how to vote your shares on Proposal 3 (ratification of appointment of independent registered public accounting firm), your nominee will nonetheless have the authority, but is not required, to vote your shares on the proposal, because it is a discretionary item on which your nominee may vote even without instructions from you. Your nominee should provide you with information on how to give it voting instructions concerning your shares.

What are broker non-votes and how do they affect voting?

A “broker non-vote” occurs when a broker, bank or other nominee does not vote shares that it holds in street name on behalf of a beneficial owner, because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election of directors) and Proposal 2 (advisory vote on compensation of named executive officers) are non-discretionary items. If you do not provide your nominee with voting instructions for Proposal 1 or Proposal 2, then it will not vote on the proposal, which will result in a broker non-vote on the proposal. Broker non-votes are not included in the tabulation of voting results for a proposal and thus will not have the effect of “for” or “against” votes on the proposal. They also are not counted for purposes of determining the number of shares present at the meeting and entitled to vote on the proposal. Broker non-votes are counted only for purposes of determining whether there is a quorum at the meeting.

If I want to change my vote after I submit my proxy, how do I change it?

Your attendance at the meeting, by itself, will not revoke your proxy or change your vote. If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls are closed at the meeting by taking any of the following actions: properly completing, signing, dating and returning another proxy card with a later date; voting in person at the meeting; or giving written notice of your revocation to our Secretary. If you are a beneficial owner of shares held in street name, you may revoke your proxy and change your vote only by following the instructions given to you by the broker, bank or other nominee that holds your shares.

Who will count the votes?

Registrar and Transfer Company, the registrar and transfer agent for our common stock, will tabulate and certify the stockholder votes.

Who pays for the proxy solicitation and how will Verso solicit votes?

Verso will pay all costs associated with the solicitation of proxies. We also will reimburse any costs incurred by brokers, banks and other nominees to forward proxy solicitation materials to beneficial owners. Proxies may be solicited by us on behalf of our board of directors in person or by mail, telephone, facsimile or e-mail. We have not retained any firm to assist with the solicitation of proxies.

Where can I find the results of the stockholder votes at the meeting?

We will disclose the results of the stockholder votes at the meeting in a current report on Form 8-K to be filed with the Securities and Exchange Commission, or the “SEC,” within four business days after the meeting. The report will be available on the “Investor Relations” page of our website at www.versopaper.com.

PROPOSALS SUBMITTED FOR STOCKHOLDER APPROVAL

Proposal 1 – Election of Directors

Upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors has nominated Michael E. Ducey, Scott M. Kleinman and David B. Sambur, each an incumbent director, for election as Class III directors to serve on our board of directors for a term of three years. Their business backgrounds are described in “Directors and Executive Officers – Directors.” Each nominee has consented to serve on the board of directors. The board of directors does not know of any reason why any nominee would not be able to serve as a director. However, if a nominee were to become unable to serve as a director, the board of directors might designate a substitute nominee, in which case the persons named as proxies will vote for the substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE.

Each returned proxy solicited on behalf of the board of directors will be voted FOR the election of the director nominees unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in street name and the stockholder does not provide voting instructions in the proxy.

Proposal 2 – Advisory Vote on Compensation of Named Executive Officers

We are seeking a non-binding advisory vote from our stockholders to approve the compensation of our named executive officers as described in this Proxy Statement.

This proposal is not intended to address any specific item of executive compensation, but rather the overall compensation of our named executive officers and our compensation policies and practices. As described in detail in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement, our compensation programs are designed to attract, retain and motivate executives who can help us achieve superior operational and financial performance. We believe that the compensation that we provide our named executive officers – with its balance of short-term cash incentives based upon the achievement of annual company financial performance objectives, long-term cash incentives based upon the achievement of company financial performance objectives over three-year periods, and equity-based incentives that vest over three years – motivates and rewards them for efforts that result in sustained performance by Verso that enhances our value to our stockholders.

Accordingly, you may vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in Verso’s Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF VERSO’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

This vote is an advisory vote and is not binding on Verso or our board of directors. However, we value our stockholders’ opinions, and the Compensation Committee of our board of directors will take into account the outcome of the advisory vote when considering future executive compensation decisions.

Each returned proxy solicited on behalf of the board of directors will be voted FOR approval of the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement unless the stockholder instructs otherwise in the proxy or unless the proxy is for shares held in “street name” and the stockholder does not provide voting instructions in the proxy.

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the board of directors has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. The board of directors is asking the stockholders to ratify the appointment of Deloitte & Touche LLP to serve in such capacity. Deloitte & Touche LLP is an independent registered public accounting firm and has audited our financial statements since 2006.

Although it is not required to do so by law, regulations or our bylaws, the board of directors is submitting the appointment of Deloitte & Touche LLP to our stockholders for ratification as a matter of good corporate practice. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Verso and our stockholders.

We expect representatives of Deloitte & Touche LLP to be present at the 2014 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Each returned proxy solicited on behalf of the board of directors will be voted FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014, unless the stockholder instructs otherwise in the proxy. If the stockholders do not ratify the appointment, the matter will be reconsidered by the Audit Committee and the board of directors.

Other Business at 2014 Annual Meeting of Stockholders

As of the date of this Proxy Statement, the board of directors knows of no business that will be presented at the 2014 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other proposal properly comes before the stockholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

STOCKHOLDERS

Security Ownership of Management and Certain Beneficial Owners

The following table provides information about the beneficial ownership of our common stock as of April 15, 2014, by each of our directors and named executive officers, all of our directors and executive officers as a group, and each person known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock. As of April 15, 2014, there were 53,319,863 outstanding shares of our common stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Directors and Named Executive Officers:
David J. Paterson(2,3,4)	509,211	*
Lyle J. Fellows(2,3,4)	357,445	*
Robert P. Mundy(2,3,4)	374,809	*
Michael A. Weinhold(2,3,4)	375,881	*
Peter H. Kesser(2,3,4,5)	329,393	*
Michael E. Ducey(2,3)	81,873	*
Thomas Gutierrez(2,3,4)	53,883	*
Scott M. Kleinman(2,3,6,7)	61,873	*
David W. Oskin(2,3)	61,873	*
Eric L. Press(2,3,4,7)	53,883	*
L.H. Puckett, Jr.(2,3)	219,871	*
Reed B. Rayman(2,3,7)	6,514	*
David B. Sambur(2,3,6,7)	61,870	*
All Directors and Executive Officers as a group (15 persons)(3,4,5,6,7)	2,865,749	5.2%
Other Stockholders:
Verso Paper Management LP(8)	36,147,188	67.8%

*	Less than 1% of the outstanding shares of our common stock.

(1)

“Beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of April 15, 2014, or that such person has the right to acquire within 60 days thereafter. The number of outstanding shares used as the denominator in calculating the percentage ownership of each person is the sum of 53,319,863 shares of common stock (which is the number of shares of common stock outstanding as of April 15, 2014) and the number of shares of common stock that such person has the right to acquire as of April 15, 2014, or within 60 days thereafter. Each person has sole voting power and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2)

The address of Messrs. Paterson, Fellows, Mundy, Weinhold, Kesser, Ducey, Gutierrez, Oskin and Puckett is c/o Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. The address of Messrs. Kleinman, Press, Rayman and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(3)

The number of shares beneficially owned includes restricted shares of common stock granted to the following persons that are not vested as of April 15, 2014: Mr. Paterson – 42,547 shares; Mr. Fellows – 28,559 shares; Mr. Mundy – 25,846 shares; Mr. Weinhold – 25,830 shares; Mr. Kesser – 24,284 shares; Mr. Ducey – 22,406 shares; Mr. Gutierrez – 22,406 shares; Mr. Kleinman – 22,406 shares; Mr. Oskin – 22,406 shares; Mr. Press – 22,406 shares; Mr. Puckett – 22,406 shares; Mr. Rayman – 6,514 shares; Mr. Sambur – 22,406 shares; and all directors and executive officers as a group – 339,261 shares.

(4)

The number of shares beneficially owned includes shares of common stock that the following persons have the right to acquire as of April 15, 2014, or within 60 days thereafter by exercising stock options: Mr. Paterson – 454,998 shares;

Mr. Fellows – 172,165 shares; Mr. Mundy – 152,105 shares; Mr. Weinhold – 153,110 shares; Mr. Kesser – 127,333 shares; Mr. Gutierrez – 15,200 shares; Mr. Press – 15,200 shares; and all directors and executive officers as a group – 1,245,653 shares.

(5)	The number of shares beneficially owned by Mr. Kesser includes 7,400 shares of common stock owned by his wife.

(6)

The number of shares beneficially owned includes shares of common stock owned by Verso Paper Management LP, which the following persons, as limited partners of Verso Paper Management LP, have the right to acquire as of April 15, 2014, by exchanging units representing limited partner interests in Verso Paper Management LP: Mr. Kleinman – 23,190 shares; Mr. Sambur – 23,187 shares; and all directors and executive officers as a group – 46,377 shares.

(7)

Messrs. Kleinman, Press, Rayman and Sambur are associated with Apollo Management VI, L.P., and its affiliated investment managers. The number and percentage of shares shown does not include any shares beneficially owned by Apollo Management VI, L.P., or any of its affiliates, including shares held of record by Verso Paper Management LP. Messrs. Kleinman, Press, Rayman and Sambur expressly disclaim beneficial ownership of the shares owned by Verso Paper Management LP, except to the extent of any pecuniary interest therein.

(8)

All of the shares of common stock shown as beneficially owned by Verso Paper Management LP are held of record by Verso Paper Management LP. Verso Paper Investments LP is the general partner of Verso Paper Management LP. Verso Paper Investments Management LLC is the general partner of Verso Paper Investments LP. CMP Apollo LLC is the sole and managing member of Verso Paper Investments Management LLC. Apollo Management VI, L.P., or “Management VI,” is the sole and managing member of CMP Apollo LLC. AIF VI Management, LLC, or “AIF VI LLC,” is the general partner of Management VI. Apollo Management, L.P., or “Apollo,” is the sole member and manager of AIF VI LLC. Apollo Management GP, LLC, or “Apollo Management GP,” is the general partner of Apollo. Apollo Management Holdings, L.P., or “AMH,” is the sole member and manager of Apollo Management GP. Apollo Management Holdings GP, LLC, or “AMH GP,” is the general partner of AMH. Leon Black, Joshua Harris and Marc Rowan are the managers and executive officers of AMH GP, and as such may be deemed to have voting and dispositive control of the shares of common stock held by Verso Paper Management LP. Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP and Messrs. Black, Harris and Rowan each disclaims beneficial ownership of the shares held by Verso Paper Management LP, except to the extent of any pecuniary interest therein. The address of Verso Paper Management LP, Verso Paper Investments LP, Verso Paper Investments Management LLC, CMP Apollo LLC, Management VI, AIF VI LLC, Apollo, Apollo Management GP, AMH, AMH GP, and Messrs. Black, Harris and Rowan is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers and the beneficial owners of more than 10% of our registered equity securities file with the SEC initial reports of, and subsequent reports of changes in, their beneficial ownership of our equity securities. Based solely on our review of such Section 16(a) reports and written representations that our directors and executive officers have furnished to us, we believe that all reporting persons complied with all applicable Section 16(a) filing requirements during 2013.

DIRECTORS AND EXECUTIVE OFFICERS

The following table and biographical descriptions provide information regarding our directors and executive officers.

Name	Age	Position(s)
David J. Paterson	59	President, Chief Executive Officer and Director
Lyle J. Fellows	58	Senior Vice President of Manufacturing and Energy
Robert P. Mundy	52	Senior Vice President and Chief Financial Officer
Michael A. Weinhold	49	Senior Vice President of Sales, Marketing and Product Development
Peter H. Kesser	56	Senior Vice President, General Counsel and Secretary
Kenneth D. Sawyer	58	Vice President of Human Resources
Benjamin Hinchman, IV	66	Vice President and Chief Information Officer
Michael E. Ducey	65	Director
Thomas Gutierrez	65	Director
Scott M. Kleinman	41	Director and Chairman of the Board
David W. Oskin	71	Director
Eric L. Press	48	Director
L.H. Puckett, Jr.	65	Director
Reed B. Rayman	28	Director
David B. Sambur	34	Director

Executive Officers

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since 2012. Information about Mr. Paterson appears below under the heading “Directors.”

Lyle J. Fellows

Mr. Fellows has been our Senior Vice President of Manufacturing and Energy since 2009 and was our Senior Vice President of Manufacturing from 2006 to 2009. Mr. Fellows previously worked at International Paper Company from 1981 to 2006, where he was Vice President of Manufacturing of the Coated and Supercalendered Papers Division from 2003 to 2006, manager of the pulp and paper mill in Courtland, Alabama, from 2001 to 2003, manager of the pulp and paper mill in Saillat, France, from 2000 to 2001, Manufacturing Director of the Arizona Chemical business in Europe from 1998 to 1999, and Technical Director of the White Papers business in Europe from 1994 to 1997. He also served in various manufacturing positions at the pulp and paper mill in Pine Bluff, Arkansas, from 1981 to 1994.

Robert P. Mundy

Mr. Mundy has been our Senior Vice President and Chief Financial Officer since 2006. Mr. Mundy previously worked at International Paper Company from 1983 to 2006, where he was Director of Finance of the Coated and Supercalendered Papers Division from 2002 to 2006, Director of Finance Projects from 2001 to 2002, Controller of Masonite Corporation from 1999 to 2001, and Controller of the Petroleum and Minerals business from 1996 to 1999. He also served in various business positions from 1983 to 1996, including company-wide SAP implementation, corporate internal audit, and manufacturing and operational finance at three pulp and paper mills.

Michael A. Weinhold

Mr. Weinhold has been our Senior Vice President of Sales, Marketing and Product Development since 2011 and was our Senior Vice President of Sales and Marketing from 2006 to 2011. He is responsible for our sales, marketing, supply chain, customer technical service, e-commerce, product development, product management and Nextier Solutions® functions. Mr. Weinhold previously worked at International Paper Company from 2000 to 2006, where he held various sales, marketing and management positions in the Coated and Supercalendered Papers Division, including Business Manager from 2004 to 2006, Business Manager of Sales and Marketing from 2003 to 2004, and Director of Marketing and Product Development from 2001 to 2003. He also held similar positions at Champion International Corporation from 1994 until it was acquired by International Paper Company in 2000.

Peter H. Kesser

Mr. Kesser has been our Senior Vice President, General Counsel and Secretary since 2012 and was our Vice President, General Counsel and Secretary from 2006 to 2012. During his legal career, Mr. Kesser has worked both as an attorney in major law firms and as the general counsel of publicly held companies. He has concentrated his practice in the areas of corporate, securities, mergers and acquisitions, and commercial law, plus he has had significant oversight responsibility for a wide variety of other legal matters such as antitrust, compliance, employee benefits, employment, energy, environmental, intellectual property, litigation and real estate. Prior to joining Verso, Mr. Kesser was an attorney and shareholder with Baker Donelson Bearman Caldwell & Berkowitz PC from 1999 to 2006. He was Vice President, Assistant General Counsel and Assistant Secretary of Promus Hotel Corporation, a premier lodging company, from 1998 to 1999. Mr. Kesser was Vice President, General Counsel and Secretary of Arcadian Corporation, a leading global nitrogen chemical producer, from 1993 to 1997. He began his legal career as an attorney with Bracewell & Patterson LLP (now named Bracewell & Giuliani LLP) from 1983 to 1992. Mr. Kesser is the former Chair of the Business Law section of the Tennessee Bar Association.

Kenneth D. Sawyer

Mr. Sawyer has been our Vice President of Human Resources since 2011. He previously worked at AbitibiBowater, Inc. (now named Resolute Forest Products Inc.), a producer of pulp, paper and wood products, from 2007 to 2010, where he was Director of Human Resources for all United States operations from 2009 to 2010, and Director of Human Resources for the Commercial Printing Papers Division in the United States, Canada and South Korea from 2007 to 2009. Mr. Sawyer worked at Bowater Incorporated, a manufacturer of pulp, paper and wood products, from 1999 to 2007, where he was Director of Process Improvement and Organization Effectiveness from 2006 to 2007, and Director of Human Resources of the Coated Papers Division from 1999 to 2006. Mr. Sawyer was Vice President of Human Resources of Dorsey Trailers, Inc., a transportation equipment manufacturer, from 1993 to 1999.

Benjamin Hinchman, IV

Mr. Hinchman has been our Vice President and Chief Information Officer since 2006. During his extensive career in the information technology field, he has implemented and managed information systems supporting manufacturing, quality control, research and development, sales, order fulfillment, distribution, warehousing, finance and e-commerce. Mr. Hinchman previously worked at International Paper Company from 1999 to 2006, where he was Director of Information Technology of the Coated and Supercalendered Papers Division in 2006, Director of Information Technology of the xpedx business from 2002 to 2006, and Director of Strategic Technologies from 1999 to 2001. Mr. Hinchman worked for Union Camp Corporation from 1995 to 1999, where he was Director of Information Services for the Fine Papers Division until its acquisition by International Paper Company. Mr.  Hinchman previously worked in various other businesses, holding positions of increasing responsibility in information technology.

Directors

We believe that the members of our board of directors should have a range of skills, expertise, experience and diversity that enables them to provide sound guidance with respect to our business and operations. As discussed below, each of our directors has an established record of professional accomplishment and particular knowledge, qualifications, skills and experience that the board of directors considers important attributes for service on the board of directors.

The composition of our board of directors is balanced among four independent directors; four directors associated with Apollo Management VI, L.P., which manages funds that control Verso Paper Management LP, our largest stockholder; and one management director who serves as our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. Ducey, Gutierrez, Oskin and Puckett contributes an outside point of view that we value for providing multiple perspectives to the board of directors’ oversight and direction and for facilitating objectivity in the board’s decision-making process.

•

Because of their association with Apollo Management VI, L.P., each of Messrs. Kleinman, Press, Rayman and Sambur is particularly attuned to strategic, financial and other considerations that may affect our stockholders’ investments in us.

•	Mr. Paterson, as our President and Chief Executive Officer, brings his knowledge of Verso and our industry, operations and business plans to the board of directors.

In addition, as indicated below, each of our directors has specific knowledge, experience and expertise relevant to serving as a director of Verso, and most of our directors have experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; and diversity of background, experience and thought.

Michael E. Ducey

Mr. Ducey has been a director of Verso since 2007 and a member and the chairman of the Audit Committee since 2008. He was President and Chief Executive Officer of Compass Minerals International, Inc., or “Compass,” a producer of salt and specialty fertilizers, from 2002 to 2006, and he remains a consultant to Compass. Mr. Ducey worked at Borden Chemical, Inc., a diversified chemical company, or “Borden,” from 1972 to 2002, where he held various management, sales, marketing, planning and commercial development positions, including President and Chief Executive Officer from 1999 to 2002 and Executive Vice President and Chief Operating Officer from 1997 to 1999.

Mr. Ducey has been a director of Apollo Global Management, LLC, a leading global alternative investment manager, since 2011 and a director of HaloSource, Inc., a global producer of water purification and disinfecting technologies, since 2010. He previously was a director of TPC Group Inc., a producer of hydrocarbon derivatives, from 2009 to 2012; a director of Smurfit-Stone Container, Inc., a producer of corrugated containers, from 2010 to 2011; a director of UAP Holding Corp., the parent of United Agri Products, Inc., from 2006 to 2008; and a director of Compass from 2002 to 2006.

Mr. Ducey’s broad experience in manufacturing, strategic planning and management, gained from his lengthy career with Compass and Borden, is valuable to our board of directors. Mr. Ducey’s background in manufacturing provides experience with complex challenges and opportunities that are comparable to those that we sometimes face as a manufacturer, and his experiences as President and Chief Executive Officer of both Compass and Borden provide valuable insight on which he can draw while overseeing our management. In addition, Mr. Ducey’s service as a director of other companies augments his knowledge of effective corporate governance.

Thomas Gutierrez

Mr. Gutierrez has been a director of Verso since 2008 and a member of the Audit Committee since 2009. He has been President and Chief Executive Officer of GT Advanced Technologies Inc., a provider of specialized equipment, technology and services for the solar power industry, since 2009. Mr. Gutierrez was Chief Executive Officer of PhytoChem Pharmaceuticals, Inc., a development-stage pharmaceutical company, in 2009. He was Chief Executive Officer of Xerium Technologies Inc., a manufacturer of synthetic textiles and specialty roll covers used in the production of paper, from 2001 to 2008. Mr. Gutierrez was Chief Executive Officer of various business units of Invensys plc, a provider of technology used to monitor, control and automate processes, from 1995 to 2001. He was Chief Operating Officer of Pulse Engineering, Inc., a manufacturer of electronic components for telecommunications and power applications, from 1992 to 1994. Earlier in his career, Mr. Gutierrez held various management, technical and engineering positions with Pitney Bowes Inc., Franklin Computer Corporation, Motorola, Inc., and Digital Equipment Corporation.

Mr. Gutierrez has been a director of GT Advanced Technologies Inc. since 2009 and a director of PhytoChem Pharmaceuticals, Inc., since 2009. He previously was a director of Veeco Instruments Inc., a producer of process equipment for LED, solar and data storage manufacturers, from 2010 to 2011; a director of Comverge, Inc., a provider of clean energy alternatives, from 2009 to 2010; and a director of Xerium Technologies Inc. from 2001 to 2008.

Mr. Gutierrez’s extensive experience in various industries, including manufacturing, provides him with a breadth and depth of knowledge that informs his oversight of our organization as a director. His background of providing leadership, as the most senior executive and as a director, of various companies provides him with experience in guiding organizations through complex challenges and opportunities. In addition, from his many years of experience as the chief executive officer of large companies, Mr. Gutierrez has developed expertise in managing enterprises which enhances his oversight of our management and the guidance that he provides as our director. Finally, his service as a director of other companies enhances his knowledge of effective corporate governance.

Scott M. Kleinman

Mr. Kleinman has been a director and Chairman of the Board of Verso since 2006. He also has been a member and the chairman of the Compensation Committee and the Corporate Governance and Nominating Committee since 2008, and was a member and the chairman of the Audit Committee in 2008. Mr. Kleinman is the Lead Partner for Private Equity at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 1996. He previously was employed by Smith Barney Inc. in its Investment Banking division from 1994 to 1996.

Mr. Kleinman has been a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals, since 2014; a director of Taminco Corporation, a producer of alkylamines and derivatives, since 2011; and a director of Momentive Performance Materials Inc., a producer of silicone, quartz and ceramics materials, since 2010. He previously was a director of LyondellBasell Industries, N.V., a plastics, chemical and refining company, from 2010 to 2013; a director of Realogy Corporation, a provider of residential real estate and relocation services, from 2007 to 2013; and a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, from 2007 to 2011.

With significant experience in financing, analyzing, investing in and managing investments in public and private companies, Mr. Kleinman has gained substantial expertise in strategic and financial matters that inform his contributions to our board of directors and enhance his oversight and direction of us. In addition, Mr. Kleinman led the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique knowledge of our industry, business and organization. Finally, Mr. Kleinman’s service as a director of other companies in a variety of industries gives him a range of experience as a director on which he can draw in serving as our director and increases his knowledge of effective corporate governance.

David W. Oskin

Mr. Oskin has been a director of Verso since 2007. He also has been a member of the Audit Committee since 2008 and the Corporate Governance and Nominating Committee since 2008. Mr. Oskin has been President of Four Winds Ventures, LLC, a private investment company, since 2005. He previously worked for 29 years in the paper and forest products industries in various senior management, distribution, sales and marketing, quality management, human resources and other positions. Mr. Oskin spent most of his career with International Paper Company, where he worked initially from 1975 to 1991 and then again as an Executive Vice

President from 1996 to 2003. Mr. Oskin was Managing Director and Chief Executive Officer of Carter Holt Harvey Limited, a forest products company based in New Zealand, from 1992 to 1995.

Mr. Oskin has been a director of Rayonier Inc., a forest products company, since 2009; a director of Samling Global Limited, a timber and forest products concern, since 2005; and a director of Big Earth Publishing LLC, a book and magazine publisher, since 2004. He previously was a director of Pacific Millennium Corporation, a packaging company, from 2003 to 2012 and a director of Goodman Global Inc., a heating, ventilation and air conditioning products manufacturer, from 2006 to 2008. Mr. Oskin was Chair of the Board of Trustees of Widener University from 2001 to 2009 and currently is the Chair Emeritus.

Mr. Oskin’s significant management experience with International Paper Company and Carter Holt Harvey Limited, in a wide range of areas such as distribution, sales and marketing, quality management, and human resources, and his service on the boards of directors of various companies in the paper and forest products industry, provide him with a substantial knowledge base on which he can draw in providing oversight and input as our director. In addition, Mr. Oskin’s current service with Big Earth Publishing LLC gives him experience in magazine and book publishing that is relevant to our sales and marketing efforts. Finally, Mr. Oskin’s service as a director of other companies augments his knowledge of effective corporate governance.

David J. Paterson

Mr. Paterson has been our President and Chief Executive Officer and a director of Verso since 2012. He previously was President and Chief Executive Officer of AbitibiBowater Inc. (now named Resolute Forest Products Inc.), a producer of pulp, paper and wood products, from 2007 to 2011. AbitibiBowater Inc. filed a voluntary Chapter 11 bankruptcy proceeding in 2009 from which it emerged in 2010. Mr. Paterson was Chairman, President and Chief Executive Officer of Bowater Incorporated during 2007 and President and Chief Executive Officer of Bowater Incorporated from 2006 to 2007. He worked in various executive and sales and marketing positions for Georgia-Pacific Corporation, a manufacturer of tissue, packaging, paper, building products and related chemicals, from 1987 to 2006, serving most recently as Executive Vice President of the Building Products division from 2003 to 2006, Executive Vice President of the Pulp and Paperboard division from 2001 to 2003, President of the Paper and Bleached Board division in 2001, and Senior Vice President of the Communication Papers division from 2000 to 2001.

Mr. Paterson has been a director of KiOr, Inc., a next-generation renewable fuels company, since 2012. He previously was a director of AbitibiBowater Inc. from 2007 to 2011 and a director of Bowater Incorporated from 2006 to 2007.

From his many years in the paper and forest products industry, Mr. Paterson has obtained a wealth of knowledge about industry matters of importance to us and experience in meeting many challenges presented by, and identifying and exploiting opportunities available in, our industry. His industry-specific knowledge and experience not only make him well suited to serve as our President and Chief Executive Officer, but also enhance discussions and decisions of our board of directors. In addition, as our President and Chief Executive Officer, Mr. Paterson is uniquely positioned as a director to contribute his in-depth knowledge of our organization and other matters relating to our business to board discussions and decision-making.

Eric L. Press

Mr. Press has been a director of Verso since 2009. He is a senior partner at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 1998 analyzing and overseeing Apollo’s investments in basic industries, financial services, lodging, leisure and entertainment companies. Mr. Press previously was an attorney with Wachtell, Lipton, Rosen & Katz from 1992 to 1998, concentrating his practice in mergers, acquisitions, restructurings and related financing transactions. Mr. Press was a consultant with The Boston Consulting Group from 1987 to 1989.

Mr. Press has been a director of Princimar Chemical Holdings, LLC and affiliated entities, a maritime shipping company, since 2013; a director of Apollo Commercial Real Estate Finance, Inc., a real estate investment trust, since 2009; a director of Caesars Entertainment Corporation, a gaming company, since 2008; a director of Noranda Aluminum Holding Corporation, a manufacturer of aluminum products, since 2007; a director of Prestige Cruise Holdings, Inc., a cruise company, since 2007; and a director of Affinion Group Holdings, Inc., and its subsidiary, Affinion Group Inc., a provider of marketing products and services, since 2005. He previously was a director of Athene Asset Management, LLC, a fixed annuity reinsurance company, from 2009 to 2014; a director of Metals USA Holding Corp., a metal service center and processor of metal components, from 2005 to 2013; a director of Innkeepers USA Trust, an owner of upscale extended-stay hotel properties, from 2007 to 2010; a director of Quality Distribution, Inc., a bulk tank truck network operator, from 2004 to 2008; a director of AEP Industries, a manufacturer of plastic packaging films, from 2004 to 2008; and a director of Wyndham International, Inc., a lodging company, in 2005.

Mr. Press’s extensive background in analyzing, financing and managing investments, and his prior background as an attorney specializing in mergers, acquisitions, restructurings and related financing transactions, provides him with considerable experience in identifying and analyzing operational, financial and management matters that affect investments. These skills are highly pertinent to his oversight of our business, financial performance and management. In addition, Mr. Press’s service as a director of other companies in a variety of industries provides him with a range of experience and enhances his knowledge of effective corporate governance.

L.H. Puckett, Jr.

Mr. Puckett has been a director of Verso since 2006 and was our President and Chief Executive Officer in 2006. He was Executive Vice President of Sales and Marketing at National Envelope Corporation in 2010 until the sale of substantially all of its assets as part of its voluntary Chapter 11 bankruptcy. Mr. Puckett previously worked at International Paper Company from 1999 to 2006, where he was Senior Vice President of the Coated and Supercalendered Papers Division from 2000 to 2006 and Vice President of the Commercial Printing and Imaging Papers businesses from 1999 to 2000. Mr. Puckett worked at Union Camp Corporation from 1974 to 1999 when it was acquired by International Paper Company, serving most recently as Senior Vice President of the Fine Papers business from 1998 to 1999.

Mr. Puckett brings to our board of directors considerable experience in the pulp and paper industry, including a combined seven years serving as the principal executive officer of Verso and our business when it was a division of International Paper Company. Mr. Puckett’s management experience provides him with an in-depth understanding of our industry, business and organization which is useful in providing guidance to our management. Mr. Puckett’s significant industry experience and in-depth knowledge of our business enhances his oversight of us and provides him with insight into matters of importance to our organization.

Reed B. Rayman

Mr. Rayman has been a director of Verso since March 2014. He is an associate at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 2010. Mr. Rayman previously was employed by Goldman, Sachs & Co. in both its Industrials Investment Banking and Principal Strategies groups from 2008 to 2010.

Mr. Rayman’s background in analyzing, financing and investing in companies provides him with expertise in identifying and analyzing operational, financial and management matters that affect investments. This knowledge enables Mr. Rayman to more successfully oversee our business, financial performance and management.

David B. Sambur

Mr. Sambur has been a director of Verso since 2008 and a member of the Compensation Committee since 2008. He also was a member of the Audit Committee from 2008 to 2009. Mr. Sambur is a partner at Apollo Global Management, LLC, a leading global alternative investment manager, where he has worked since 2004. Mr. Sambur previously was employed by Salomon Smith Barney Inc. in its Leveraged Finance group from 2002 to 2004.

Mr. Sambur has been a director of AP Gaming Holdco, Inc., a designer and manufacturer of gaming machines, since 2013; a director of Caesars Entertainment Corporation and Caesars Acquisition Company, affiliated gaming companies, since 2010 and 2013, respectively; a director of Momentive Performance Materials Inc., a producer of silicone, quartz and specialty ceramics materials, since 2010; and a director of Momentive Specialty Chemicals Inc., a producer of thermoset resins and other specialty chemicals, since 2010.

With experience in analyzing, financing and investing in public and private companies, Mr. Sambur has gained substantial expertise in strategic and financial matters which inform his contributions to our board of directors and contribute to his ability to conduct oversight of our business, financial performance and management. In addition, Mr. Sambur was a member of the Apollo team that managed the acquisition of Verso’s business from International Paper Company in 2006, which provided him with unique insight into our industry, business and organization. Finally, Mr. Sambur’s service on the boards of directors of other companies increases his knowledge of effective corporate governance.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Structure

Our board of directors consists of nine directors who are divided into three classes – Class I, Class II and Class III – with three directors each. The directors in each class serve for staggered three-year terms. Messrs. Ducey, Kleinman and Sambur are Class III directors whose terms will expire at our 2014 Annual Meeting of Stockholders. Messrs. Gutierrez, Press and Puckett are Class I directors whose terms will expire at our 2015 Annual Meeting of Stockholders. Messrs. Oskin, Paterson and Rayman are Class II directors whose terms will expire at our 2016 Annual Meeting of Stockholders.

Leadership Structure

The role of our Chairman of the Board is to lead and oversee the board of directors, including ensuring that the board of directors functions effectively and fulfills its responsibilities to Verso and our stockholders. The Chairman of the Board presides at meetings of the board of directors. The role of our Chief Executive Officer is to lead and manage Verso and serve as our primary liaison with the board of directors.

We do not have any policy that requires the roles of Chairman of the Board and Chief Executive Officer to be filled by separate individuals, nor do we have any policy that requires the Chairman of the Board to be selected from a particular group of directors such as non-employee directors or independent directors. The board of directors has the prerogative to adopt such a policy, but has not found it necessary to do so. Instead, the board of directors has the flexibility to determine who should serve as the Chairman of the Board, and whether the Chairman of the Board and the Chief Executive Officer should be separate individuals, in each case based on Verso’s needs. The board of directors makes its determination based on the criteria and considerations that it deems appropriate to provide suitable leadership for the board of directors and Verso. The positions of Chairman of the Board and Chief Executive Officer currently are held by different individuals. Our Chairman of the Board is Scott M. Kleinman, a non-employee director who is the Lead Partner for Private Equity at Apollo Global Management, LLC, and our Chief Executive Officer is David J. Paterson, who also serves as a director and our President.

We believe that our current leadership structure, in which the roles of Chairman of the Board and Chief Executive Officer are separated, is appropriate for Verso at this time. This structure enhances the board of directors’ oversight of management, because a non-employee Chairman of the Board is more likely to question management actions. The separation of roles also permits the Chairman of the Board to participate in non-management executive sessions of the board of directors, from which he would be excluded if he also were our Chief Executive Officer. Finally, this structure allows the Chief Executive Officer to focus his efforts on the job of leading and managing Verso on a daily basis.

Director Independence

The listing standards of the New York Stock Exchange, or “NYSE,” require that a listed company have a majority of independent directors. However, we are a “controlled company” as defined in the NYSE’s listing standards – i.e., a company of which more than 50% of the voting power is held by an individual, group or another company – and thus are not required by the NYSE to comply with the majority director independence requirement or to have a compensation committee and a nominating committee composed entirely of independent directors. Nonetheless, our board of directors has determined that four of our nine directors – Messrs. Ducey, Gutierrez, Oskin and Puckett – are independent under the NYSE’s listing standards. In making this determination, our board of directors has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors of us or, with respect to Mr. Ducey, an affiliate of Verso Paper Management LP, our largest stockholder.

Committees of the Board of Directors

Committee Overview

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee, each of which operates under a charter adopted by our board of directors. The charters of these committees are available for review in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this Proxy Statement.

The following table summarizes the committee structure of our board of directors.

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

Michael E. Ducey	•	•*
Thomas Gutierrez	•	•
Scott M. Kleinman			•*	•*
David W. Oskin	•	•		•
David J. Paterson
Eric L. Press
L.H. Puckett, Jr.	•
Reed B. Rayman			•
David B. Sambur			•

*	Chair of the committee.

Audit Committee

The purposes of the Audit Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	the integrity of our financial statements and other financial information provided to our stockholders and other relevant parties;

•	the performance of our internal accounting and financial controls;

•	our system of internal control;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the function of our internal audit department; and

•	our process for monitoring compliance with applicable legal and regulatory requirements, including accounting, financial reporting and public disclosure requirements.

Each director serving on the Audit Committee – Messrs. Ducey, Gutierrez and Oskin – is independent under the NYSE’s and SEC’s rules, satisfies the NYSE’s requirements of being financially literate and possessing accounting or related financial management expertise, and qualifies as an audit committee financial expert under the SEC’s rules.

Compensation Committee

The purposes of the Compensation Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	review and approval of our compensation philosophy and objectives for our executive officers;

•	review and approval of the performance goals and objectives relevant to the compensation of our executive officers;

•	review and approval of the compensation of our executive officers; and

•	acting as administrator as may be required by our incentive compensation and equity-related plans in which our executive officers may be participants.

Corporate Governance and Nominating Committee

The purposes of the Corporate Governance and Nominating Committee are to assist our board of directors in fulfilling its responsibilities regarding –

•	identification of qualified candidates to become our directors, consistent with criteria approved by our board of directors;

•	selection of nominees for election as directors at meetings of our stockholders at which directors are to be elected;

•	selection of candidates to fill vacancies and newly created directorships on our board of directors;

•

identification of best practices and recommendation of corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	development and recommendation to our board of directors of guidelines setting forth corporate governance principles applicable to us; and

•	oversight of the evaluation of our board of directors and management.

Nomination and Evaluation of Director Candidates

Our board of directors will consider nominating all potential candidates for election as directors who are recommended by our stockholders or board of directors, provided that the recommendation complies with the relevant requirements of our bylaws. All recommendations of candidates for director must be made in accordance with the provisions of Article II, Section 13 of our bylaws, which sets forth requirements concerning the information to be provided about the candidate and the timing for the submission of the recommendation. Any stockholder who desires to recommend a candidate for nomination as a director should send the nomination to Corporate Governance and Nominating Committee, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Our Corporate Governance and Nominating Committee screens every potential director candidate in the same manner, regardless of the source of his or her recommendation. Each director candidate must possess fundamental qualities of intelligence, honesty and strong ethics and standards of integrity, fairness and responsibility. In further evaluating the suitability of director candidates (both new candidates and current directors), the Corporate Governance and Nominating Committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the candidate’s –

•	business judgment and ability to make independent analytical inquiries;

•	understanding of manufacturing, sales, marketing, product development, finance and other elements relevant to our success in a competitive business environment;

•	professional background, including experience as a director of a public company and as an officer or former officer of a public company;

•	experience in our industry and with relevant social policy concerns;

•	understanding of our business on a technical level; and

•	educational background, including academic expertise in an area of our operations.

The Corporate Governance and Nominating Committee and our board of directors also evaluate each director candidate in the context of our board of directors as a whole, with the objective of assembling a group of directors who can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee and our board of directors also consider the director’s past attendance at meetings of our board of directors, the director’s participation in and contributions to the activities of our board of directors, and the results of the most recent board of directors evaluation. Notwithstanding the foregoing criteria, if we are legally required, by contract or otherwise, to permit a party to designate one or more directors to be elected or appointed to our board of directors (e.g., pursuant to rights contained in a certificate of designation of a class of preferred stock), then the nomination or appointment of such directors will be governed by those requirements.

We do not have a formal policy with regard to the consideration of diversity in identifying candidates for election to the board of directors, but the Corporate Governance and Nominating Committee recognizes the benefits associated with a diverse group of directors and takes diversity considerations into account when identifying director candidates. The Corporate Governance and Nominating Committee considers diversity in the broadest context, including the familiar diversity concepts of race, national origin, gender, etc., as well as diversity of professional experience, employment history, and experience on other boards of directors and as management of other companies.

Nominees for Election as Class III Directors

Our board of directors has nominated Messrs. Ducey, Kleinman and Sambur for election as Class III directors at the 2014 Annual Meeting of Stockholders. Each nominee is an incumbent director. Mr. Ducey is a member and the chair of our Audit Committee. Mr. Kleinman is a member and the chair of both our Compensation Committee and our Corporate Governance and Nominating Committee. Mr. Sambur is a member of our Compensation Committee.

Director Attendance at Board of Directors and Committee Meetings

The board of directors and the Audit Committee hold meetings on at least a quarterly basis, and the Compensation Committee and the Corporate Governance and Nominating Committee hold meetings as necessary or appropriate. At times, the board of directors and its committees also act by written consent in lieu of formal meetings. In 2013, the board of directors met six times and acted by written consent four times; the Audit Committee met four times and acted by written consent one time; the Compensation Committee acted by written consent five times; and the Corporate Governance and Nominating Committee acted by written consent one time. In 2013, each director attended all of the meetings of the board of directors and the committees on which he served, except that Thomas Gutierrez, Eric L. Press and Jordan C. Zaken, a former director of Verso who resigned on March 19, 2014, each was absent from two board of directors meetings.

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our non-management directors to meet in executive session without management present at least two times per year. In 2013, our non-management directors held four executive sessions. The presiding director at the executive sessions is Mr. Oskin or, in his absence, a director selected by a majority vote of the non-management directors present. Executive sessions are of no fixed duration, and our non-management directors are encouraged to raise and discuss any issues of concern.

Director Attendance at Stockholders Meetings

We do not maintain a formal policy regarding director attendance at our annual stockholders meetings. One director attended our 2013 Annual Meeting of Stockholders.

Communications with Directors

Any interested party wishing to communicate with our board of directors, our non-management directors, or a specific director may do so by delivering the written communication in person or mailing it to Board of Directors, c/o Secretary, Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436. Communications will be distributed to specific directors as directed in the communication. If addressed generally to the board of directors, communications may be distributed to specific members of the board of directors as appropriate, depending on the topic of the communication. For example, if a communication relates to accounting, internal controls or auditing matters, unless otherwise specified, the communication will be forwarded to the chair of the Audit Committee. From time to time, the board of directors may change the process by which stockholders and others may communicate with the board of directors or its members. Please refer to our website for any change in this process.

Corporate Governance

General

In furtherance of our board of directors’ goals of providing effective governance of our business and affairs for the long-term benefit of our stockholders and promoting a culture and reputation of the highest ethics, integrity and reliability, our board of directors has adopted the following corporate governance measures:

•	Corporate Governance Guidelines

•	Charters for our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee

•	Code of Conduct

•	Whistleblower Policy

Each of these documents is available, free of charge, in print to any stockholder who requests it and in the “Governance” section of the “Our Company” page on our website at www.versopaper.com. The information on our website is not a part of this Proxy Statement.

Corporate Governance Guidelines

The Corporate Governance Guidelines set forth the framework within which the board of directors conducts its business. The Corporate Governance Guidelines are intended to assist our board of directors in the exercise of its responsibilities and to serve the interests of Verso and our stockholders. The Corporate Governance Guidelines set forth guiding principles on matters such as –

•	size of the board of directors;

•	director independence;

•	meetings of non-management directors;

•	director qualifications;

•

matters potentially affecting directors’ service on our board of directors, such as serving as directors or audit committee members of other public companies and the impact on management directors of changes in their employment with us;

•	director responsibilities;

•	director compensation;

•	director access to executive management and independent advisors;

•	meetings of the board of directors and its committees, including matters such as meeting frequency and attendance; and

•	board of directors participation in the development of management leadership.

Code of Conduct

Our Code of Conduct is a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Conduct addresses topics such as –

•	ethical business conduct;

•	compliance with legal requirements;

•	confidentiality of our business information;

•	use of our property;

•	avoidance of conflicts of interest;

•	conduct of our accounting operations, preparation of financial reports, and making of public disclosures; and

•	reporting of any violation of law or the Code of Conduct, unethical behavior, improper or questionable accounting or auditing, or inaccuracy in our financial reports or other public disclosures.

Our employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Any such report may be made anonymously. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website.

Whistleblower Policy

The Audit Committee has adopted a Whistleblower Policy that governs the receipt, retention and treatment of complaints received by us regarding accounting, internal controls, auditing matters and questionable financial practices. The Whistleblower Policy is designed to protect the confidential, anonymous submission by our employees of any concerns that they may have regarding questionable accounting or auditing matters. The Whistleblower Policy permits the reporting of those concerns by various means, including email, letter, telephone or a confidential hotline managed by an independent third-party vendor. Complaints will be reviewed under the Audit Committee’s direction, with oversight by our General Counsel, Internal Audit Manager, or such other persons as the Audit Committee or the General Counsel determines to be appropriate.

Policy Relating to Related-Person Transactions

Our board of directors’ policy, as set forth in the Audit Committee’s charter, is that all transactions with related persons, as contemplated in Item 404(a) of the SEC’s Regulation S-K, are subject to review and approval by our Audit Committee, regardless of the dollar amount of the transaction. Since January 1, 2013, no transaction between us and any related person has been reviewed or approved.

Transactions with Related Persons

We have not conducted any reportable transaction with any related person since January 1, 2013.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or the Compensation Committee. No person who served as a member of our Compensation Committee during 2013 was, at any time in 2013, also a current or former officer or employee of Verso. Each member of our Compensation Committee is a partner or associate at Apollo Global Management, LLC, and we have engaged in transactions in which Apollo and various of its affiliates are related persons. For more information, please refer to “Transactions with Related Persons” in this Proxy Statement.

Board of Directors’ Role in Risk Oversight

Companies face a variety of risks, including credit risk, liquidity risk and operational risk. Our board of directors believes that an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to our senior executives and, as appropriate, to the board of directors or its relevant committee, implement appropriate and responsive risk management strategies, and integrate risk management into our decision-making.

Our management has primary responsibility for risk management, including monitoring, identifying and addressing the risks facing Verso and bringing such risks that may be material to the attention of our board of directors or its appropriate committee. Our board of directors also encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and operations.

Our board of directors is generally responsible for risk oversight. It has full access to our management so that it can maintain open and regular communication that allows it to perform its oversight function and that facilitates identifying, analyzing and addressing risks. Our board of directors and its committees also serve a risk-control function by providing, through oversight of our management, checks and balances on our management’s actions.

Each committee of our board of directors has a high-level monitoring role with regard to risks associated with the matters that such committee oversees pursuant to its charter. As appropriate, a committee may identify specific risks to examine in detail, so that it may better evaluate and address those risks.

The Audit Committee is charged with responsibility for specific areas of risk under its charter, including the integrity of our financial statements, our system of internal controls, the performance of our internal audit department, the independence of our independent accountants, and our process for complying with financial, legal and regulatory requirements.

The Compensation Committee monitors risks associated with our compensation philosophy, objectives, plans, arrangements and agreements. The Compensation Committee’s role with regard to risk management in these areas is not specifically delineated in its charter or any policy. Rather, the Compensation Committee is attuned to the risks inherent in compensation matters, especially financial incentives, and it considers these risks (including whether incentives encourage excessive risk-taking) as it determines appropriate in making decisions concerning compensation matters.

The Corporate Governance and Nominating Committee has responsibility for several areas that entail potential risk to Verso, including corporate governance, oversight of the board of directors and its effective functioning, and director qualifications. In performing its duties in these areas, the Corporate Governance and Nominating Committee addresses the potential risks that would be associated with poor corporate governance, ineffective board functioning, or unqualified directors.

Each committee of the board of directors has the discretion and flexibility, within the guidelines specified in its charter, to determine the best means to carry out its oversight responsibilities concerning risk. If a committee determines it to be appropriate, the committee, or a representative designated by the committee, will discuss risk-related issues with our management, other internal personnel and third parties, and, if needed, will engage experts and consultants to assist with any review, analysis or investigation related to a particular area of risk. If a committee determines that it is appropriate to review and evaluate an identified risk, the committee will report its findings and recommendations to the board of directors. Our board of directors ultimately is responsible for the adoption of any such recommendations.

The role that our board of directors and its committees plays in risk oversight does not have an impact on the leadership structure of our board of directors. However, we believe that having different individuals serve as our Chairman of the Board and our Chief Executive Officer facilitates risk oversight by providing the board of directors with leadership that is independent from management.

AUDIT COMMITTEE REPORT

Management is responsible for Verso’s internal controls and financial reporting process, including our internal control over financial reporting, and for preparing our consolidated financial statements. Deloitte & Touche LLP, an independent registered public accounting firm, is responsible for performing independent audits of our consolidated financial statements and report on internal control in accordance with the standards of the Public Company Accounting Oversight Board and for expressing an opinion on the conformity of our audited consolidated financial statements to accounting principles generally accepted in the United States of America. In this context, the responsibility of the Audit Committee is to oversee our accounting and financial reporting processes and the independent audits of our consolidated financial statements over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2013. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board.

The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board (ISB) Standard No. 1, Independence Discussions with Audit Committees, as amended. ISB Standard No. 1 requires our independent registered public accounting firm to disclose in writing to the Audit Committee all relationships between them and us that, in their judgment, reasonably may be thought to bear on independence and to discuss their independence with the Audit Committee. The Audit Committee discussed with Deloitte & Touche LLP its independence and considered in advance whether the provision of any non-audit services by Deloitte & Touche LLP is compatible with maintaining its independence. The Audit Committee also received and reviewed a report by Deloitte & Touche LLP outlining communications required by NYSE listing standards (1) reviewing the firm’s internal quality control procedures; (2) describing any material issue raised by (a) the most recent internal quality control review of the firm, (b) peer review of the firm, or (c) any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and (3) assessing Deloitte & Touche LLP’s independence, including all relationships between Deloitte & Touche LLP and us.

Based on the reviews and discussions of the Audit Committee described above, and in reliance on the unqualified opinion of Deloitte & Touche LLP dated March 5, 2014, regarding our audited consolidated financial statements as of and for the year ended December 31, 2013, and subject to the limitations on the responsibilities of the Audit Committee noted above and in the Audit Committee’s charter, the Audit Committee recommended to the board of directors, and the board of directors approved, that such audited and consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013, that was filed with the SEC.

The foregoing report is provided by the members of the Audit Committee of the board of directors.

Michael E. Ducey (Chair) Thomas Gutierrez David W. Oskin

AUDIT AND NON-AUDIT SERVICES AND FEES OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for us by our independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche LLP to audit our consolidated financial statements for 2014 and provide other auditing and audit-related services in 2014. The Audit Committee reviewed all services provided by Deloitte & Touche LLP in 2013 and concluded that the services provided were compatible with maintaining its independence in the conduct of its auditing functions.

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for audit and audit-related services provided to us and our subsidiaries in 2013 and 2012.

Fees	2013	2012
Audit Fees	$1,215,000	$1,372,000
Audit-Related Fees	186,000	140,000

Total	$1,401,000	$1,512,000

Audit Fees

“Audit fees” are the fees that Deloitte & Touche LLP billed us with respect to 2013 and 2012 for auditing our annual financial statements and reviewing our interim financial statements included in our annual and quarterly reports.

Audit-Related Fees

“Audit-related fees” are the fees that Deloitte & Touche LLP billed us with respect to 2013 and 2012 for services related to their audit or review of our financial statements, including compliance attestation and other procedures performed in both years in connection with debt issuances by certain of our subsidiaries.

Tax Fees

Deloitte & Touche LLP did not bill us any fees for tax services in 2013 or 2012.

All Other Fees

Deloitte & Touche LLP did not bill us any fees for services in 2013 or 2012 not included in the above table.

COMPENSATION COMMITTEE REPORT

The members of the Compensation Committee have reviewed and discussed with Verso’s management the Compensation Discussion and Analysis set forth below. Based on such review and their discussions with management and such other matters as the Compensation Committee has deemed relevant and appropriate, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the members of the Compensation Committee of the board of directors.

Scott M. Kleinman (Chair) Reed B. Rayman David B. Sambur

COMPENSATION DISCUSSION AND ANALYSIS

Summary

Our compensation philosophy is that compensation should serve to attract and retain talented employees and encourage job performance by them that enhances our operational and financial performance and stockholder value. Accordingly, we design our compensation programs for our executive officers, including our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, or collectively our “named executive officers,” with the overall objectives of encouraging them to be committed to us, strive to achieve outstanding operational and financial performance by us, and create value for our stockholders. To effect this compensation philosophy, we have designed our compensation programs for executive officers along these guidelines:

•	Annual base salaries should be competitive with the marketplace average and create a measure of financial security.

•

Compensation should consist of a combination of variable annual and long-term incentive compensation that stresses the achievement of short-term and long-term performance objectives and provides the opportunity to earn more than the marketplace average for performance that exceeds targeted levels.

•	Compensation should permit outstanding individual achievements to be recognized and rewarded.

•	Incentive compensation opportunities should be targeted at levels that are competitive with those of our peer group companies.

•	Compensation should take into account internal pay equity that appropriately reflects the respective positions held by our executive officers.

•	Long-term compensation should include an equity component.

Our compensation philosophy and guidelines drive the specific elements of compensation that we provide to our executive officers, including the named executive officers, as well as our decisions concerning the mix of elements that comprise each person’s compensation package. The following table lists the elements of compensation that we provide to our executive officers and indicates the specific objectives that each element of compensation is intended to achieve. How we design these elements of compensation to fit within our compensation philosophy and guidelines is discussed in more detail in “Compensation Discussion and Analysis – Elements of Executive Compensation.”

Element of Compensation	Type of Compensation	Primary Objectives

Base Salary	Fixed cash payment	Attract and retain executive talent
2013 Verso Incentive Plan	Annual, performance-based cash incentive award	Encourage achievement of objectives that enhance operational and financial performance and stockholder value
Attract and retain executive talent
2012 Bonus Plan	Annual or long-term, performance-based cash incentive award	Encourage achievement of objectives that enhance operational and financial performance and stockholder value
Attract and retain executive talent
Discretionary Bonus	Cash bonus	Recognize and reward superior job performance
Amended and Restated 2012 Executive Long-Term Incentive Program	Long-term cash retention award	Retain and motivate executive talent
Amended and Restated 2008 Incentive Award Plan	Long-term, performance-based or service-based equity incentive awards consisting of stock options and restricted stock	Encourage achievement of objectives that enhance operational and financial performance and stockholder value
Align interests of our executive officers with those of our stockholders
Attract and retain executive talent
Retirement Benefits:		Attract and retain executive talent
Retirement Savings Plan	Tax-qualified, 401(k) defined contribution plan
Supplemental Salary Retirement Program	Tax-qualified defined contribution program implemented under Retirement Savings Plan
Deferred Compensation Plan	Nonqualified defined contribution plan
Executive Retirement Program	Nonqualified defined contribution program implemented under Deferred Compensation Plan
Insurance and Fringe Benefits:		Attract and retain executive talent
Group medical, dental, life and other insurance plans	Insurance coverage for employees and eligible dependents
Executive financial counseling policy	Payment of some costs of personal investment, estate planning, tax and other financial services
Severance Benefits:		Attract and retain executive talent
Severance policy	Termination allowance payable in cash upon certain terminations of employment
Employment agreement with chief executive officer	Benefits provided upon termination of employment in certain cases
CNC agreements with other executive officers	Benefits provided upon termination of employment in certain cases

We strive to set for each of our executive officers, including the named executive officers, an overall compensation package consisting of a base salary, incentive compensation and other benefits at competitive levels that allow us to retain our incumbent executive officers and attract new executive talent. Accordingly, for 2013 we attempted to set salaries, incentive compensation and other benefits for our executive officers that were generally in line with the salaries, incentive compensation and other benefits that we determined our peer group offers to executives based on the information set forth in the Compensation Surveys described in “Compensation Discussion and Analysis – Use of Peer Group Data.”

We did not change our executive compensation structure in 2013 significantly from the structure existing in 2012. However, we continued an ongoing process of reviewing and, as we determine to be appropriate, modifying various components of our executive compensation to better align the compensation that we provide for our executives with the compensation that other similar companies provide for their executives, which we have determined by reference to the information set forth in the Compensation Surveys. The compensation modifications that we have made to date are described in “Compensation Discussion and Analysis – Elements of Executive Compensation.”

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation of the named executive officers as described in our 2011 Proxy Statement. The directors serving on the Compensation Committee are associated with Verso Paper Management LP, our largest stockholder. Their decisions concerning executive compensation take into account the interests of our stockholders and the potential impact of compensation decisions on the value of Verso to our stockholders, but without specifically basing their decisions on the advisory stockholder approval of our 2010 executive compensation. At our 2014 Annual Meeting of Stockholders, our stockholders once again will vote, on a non-binding, advisory basis, on a proposal to approve the compensation of the named executive officers as described in this Proxy Statement.

Incentive Compensation

In 2013, we provided the following types of incentive compensation to our executive officers, including the named executive officers:

•

2013 Verso Incentive Plan – annual, performance-based incentive award opportunity designed to encourage the achievement of performance objectives capable of enhancing our operational and financial performance and stockholder value; and

•

Amended and Restated 2008 Incentive Award Plan – long-term equity incentive awards, consisting of restricted stock and stock options, which correlate a significant portion of our executive officers’ long-term compensation directly to the value of our stock.

In awarding incentive compensation for 2013 to our executive officers, we took into account their ownership of equity in us that was purchased or awarded in prior years. We discuss the incentive compensation that we awarded to our named executive officers in or for 2013 in “Compensation Discussion and Analysis – Elements of Executive Compensation – Verso Incentive Plan” and “– Amended and Restated 2008 Incentive Award Plan.” The incentive compensation awarded and payable to our named executive officers for 2013 is set forth in “Executive Compensation – Summary Compensation Table” and “– Grants of Plan-Based Awards.”

For 2013, our named executive officers received incentive compensation consisting of performance-based cash bonuses and equity incentive awards that accounted for approximately 50% of our chief executive officer’s total direct compensation and approximately 28% of our other named executive officers’ total direct compensation. As used in this Proxy Statement, an executive officer’s “total direct compensation” means all of his compensation reported in the Summary Compensation table in “Executive Compensation” except for the compensation reported in the “All Other Compensation” column of the table.

We have not adopted a policy that would require, in the event of a restatement of our financial statements, any of our executive officers to reimburse us for any incentive compensation previously received by them. However, any awards granted under our 2012 Bonus Plan and our Amended and Restated 2008 Incentive Award Plan may be made subject to the provisions of any claw-back policy implemented by us.

Role of Compensation Committee and Management

The Compensation Committee has the primary authority and responsibility for determining our compensation philosophy and guidelines and designing our compensation programs for our executive officers, including the named executive officers. The Compensation Committee reviews and considers annually the performance of our Chief Executive Officer individually and our executive officers as a group. Based on that annual review and such other information as it deems relevant, and in line with our compensation philosophy and guidelines, the Compensation Committee determines the compensation for our Chief Executive Officer and recommends the compensation for all of our other executive officers for approval by our board of directors. Our Chief Executive Officer assists the Compensation Committee with establishing the compensation of our other executive officers by providing his performance evaluations and compensation recommendations to the Compensation Committee. Our executive officers participate in annual performance reviews with the Chief Executive Officer in which their job performance and contributions during the year are evaluated.

Use of Peer Group Data

We periodically review our compensation practices with reference to surveys conducted by compensation consulting firms. This data is integral to our decision-making regarding the appropriate levels of executive compensation, but we do not benchmark the components of our executive compensation against a specific group of companies or set compensation levels at designated percentiles of peer group compensation. Instead, we use survey data to provide reference points in establishing our compensation programs and to evaluate whether our compensation is at levels that will allow us to attract, retain and motivate our management. We determine, as part of that evaluation, the percentiles into which our compensation elements fall compared to the compensation information in the survey data, but we do not require that our compensation fall within certain percentiles, nor is the survey data determinative of the types or levels of compensation that we provide.

For our decisions with respect to 2013 executive compensation, we collected and reviewed compensation information from the following sources, which are referred to collectively as the “Compensation Surveys”:

•

2012 and 2013 compensation surveys that were commissioned by the Forest Products Industry Compensation Association, or the “2012 FPICA Survey” and the “2013 FPICA Survey,” respectively, and were conducted by Pearl Meyer Partners, which compiled compensation information from survey responses submitted by companies in the forest and paper products industry; and

•

a 2012-2013 compensation survey conducted by Mercer LLC, or the “Mercer Survey,” which compiled compensation information from survey responses submitted by companies in multiple industries, including the forest and paper products industry.

We reviewed the information that we obtained from the Compensation Surveys to determine how our executive compensation structure, including the types and levels of executive compensation, compared with those of the respondents to the Compensation Surveys. For purposes of our analysis, we categorized the survey respondents into various groups by size and industry, and we evaluated the compensation information in terms of overall compensation levels, the percentage mix of compensation components (including the balance between cash and equity compensation), and the distribution of compensation among the five most highly compensated executives as compared to each other. We also reviewed the compensation information in the 2012 FPICA Survey and the 2013 FPICA Survey to determine year-over-year trends in peer group compensation in the forest and paper products industry. In establishing the compensation of our executive officers, we structured the level and mix of compensation of each person based on his position and duties, with a view toward creating a compensation package that was competitive (especially as compared to the compensation provided by companies in our industry or similar in size to us) with the level and mix of compensation that the Compensation Surveys indicated was typically received by persons holding similar positions and/or having similar duties.

Set forth below is a list of the peer group members that participated in the 2013 FPICA Survey. The list does not include many manufacturing and other companies outside the forest and paper products industry that participated in the Mercer Survey.

Boise Cascade, LLC	Nippon Paper Industries
Boise Inc.	Norbord Inc.
Buckeye Technologies Inc.	Norbord Industries, Inc.
Caraustar Industries, Inc.	Packaging Corporation of America
Cascade Tissues Group	Potlatch Corporation
Clearwater Paper Corporation	Plumb Creek Timber Company, Inc.
Deltic Timber Corporation	Resolute Forest Products Inc.
Domtar Corporation	Resource Management Service
Evergreen Packaging Inc.	Rock-Tenn Company
Graphic Packaging International, Inc.	Roseburg Forest Products Co.
Green Diamond Resource	Rayonier, Inc.
Hancock Forest Management Inc.	Sappi Fine Paper North America
Hood Industries, Inc.	SCA Americas, Inc.
Interfor Pacific, Inc.	Simpson Investment Company
International Paper Company	Stimson Lumber Company
KapStone Paper and Packaging Corporation	Swanson Group, Inc.
Longview Fibre Company	SP Fiber Technologies
Louisiana-Pacific Corporation	Timber Products Company
MeadWestvaco Corporation	UPM-Kymmene, Inc.
Mendocino Forest Products Company, LLC	West Fraser Timber Co. Ltd.
NewPage Corporation	The Westervelt Company

Elements of Executive Compensation

In this section, we provide detailed information about the elements of compensation for our executive officers, including the named executive officers. See “Compensation Discussion and Analysis – Summary” for a list and summary of these compensation elements.

Base Salary

We determine the base salaries of our executive officers based on their positions and responsibilities. In doing so, we take into account the base salary ranges for comparable positions and positions with similar responsibilities as reported in the Compensation Surveys. We intend the base salaries of our executive officers to be competitive with the market average for base salaries within our peer group in order to allow us to effectively attract and retain talented executive officers.

Typically, no later than April of each year, we review and make appropriate adjustments in the base salaries of our executive officers. Effective as of April 1, 2013, we increased the base salaries of our named executive officers as follows: Mr. Paterson – from $625,000 to $643,750; Mr. Fellows – from $369,513 to $380,598; Mr. Mundy – from $351,457 to $362,000; Mr. Weinhold – from $336,362 to $346,453; and Mr. Kesser – from $290,721 to $299,442. In determining the amounts by which to increase the base salaries of our named executive officers, we evaluated each person’s position and functional responsibilities, considered the person’s performance and contributions in 2012, reviewed the person’s base salary in comparison to the base salaries of similar positions with similar functional responsibilities as shown in the Compensation Surveys, compared the person’s base salary to those of our other executive officers for internal equity purposes, and considered Verso’s financial position and our resources available for compensation purposes. We took these factors into account in developing 2013 base salaries that we believe are appropriate for our named executive officers and are competitive for executive talent.

2013 Verso Incentive Plan

The 2013 Verso Incentive Plan, or “2013 VIP,” provides for our executives and other key employees to receive an annual incentive award opportunity based on our operational and financial performance in 2013. The 2013 VIP entails the quantitative measurement of our actual performance against a series of operational and financial performance objectives established at the beginning of 2013. It also involves a qualitative assessment of the contributions of each person and his or her department or functional group to the achievement of our performance objectives. The 2013 VIP is designed to motivate the participants toward higher achievement that leads to outstanding business results for us. The 2013 VIP, which is a sub-plan of our 2012 Bonus Plan as it relates to our executive officers, is administered by the Compensation Committee.

In March 2013, the Compensation Committee approved and adopted the 2013 VIP. The 2013 VIP sets forth our performance objectives for 2013, the relative weighting of the performance objectives against each other, the threshold, target and maximum achievement levels of our performance objectives, and the funding associated with achieving the performance objectives at the various achievement levels. In establishing the performance objectives, their relative weighting, and their achievement levels, the Compensation Committee considered information provided by management concerning our operational and financial goals for 2013, with the purpose of reflecting those goals in the 2013 VIP. In establishing the funding levels, the Compensation Committee considered the other incentive compensation provided to our executive officers and senior managers, with the aim of establishing total incentive compensation that was competitive but not excessive. Taking these matters into consideration, the Compensation Committee approved the elements of the 2013 VIP as shown in the following table.

Performance Objective	Relative Weighting	Potential Achievement Levels		Funding Level
Adjusted EBITDA(1)	22.5%	Threshold:	$113 million	70%
		Target:	$151 million	100%
		Maximum:	$181 million	200%

Total Sales Volume(2)	5.0%	Threshold:	1,632,000 tons	70%
		Target:	1,674,000 tons	100%
		Maximum:	1,717,000 tons	200%

Subtotal Ops(3)	12.5%	Threshold:	$34 million	70%
		Target:	$40 million	100%
		Maximum:	$47 million	200%

Cash Flow(4)	5.0%	Threshold:	-$13 million	70%
		Target:	-$ 7 million	100%
		Maximum:	$ 1 million	200%

Credits as Percentage of Adjusted Gross Sales(5)	5.0%	Threshold:	0.4%	70%
		Target:	0.3%	100%
		Maximum:	0.2%	200%

(1)

Adjusted EBITDA is our earnings before interest, taxes, depreciation and amortization, adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities.

(2)	Total Sales Volume is the total volume, measured in tons, of the products that we sold in 2013.

(3)

Subtotal Ops is the net year-over-year change, measured in dollars, of improvements (i.e., increases in productivity and decreases in costs) in various areas of our operations that we identified for improvement in 2013.

(4)	Cash Flow is the difference between our cash balances at December 31, 2012, and December 31, 2013.

(5)

Credits as Percentage of Adjusted Gross Sales is the total dollar amount of the credits that we gave to customers for product quality issues in 2013 as a percentage of the total dollar amount of our sales in 2013.

Under the 2013 VIP, the total amount of incentive awards for all participants, or the “incentive pool,” is determined initially by adding together the dollar amounts attributable to each participant’s target-level incentive award. A participant’s target-level incentive award is the dollar equivalent of a specified percentage of the participant’s base salary. The total dollar amount resulting from this exercise represents the amount of the incentive pool at the “target” achievement level of performance, which also is referred to as the “target-level incentive pool.” If the incentive pool were to be funded at the “threshold” achievement level, the amount of the incentive pool would be equal to 70% of the target-level incentive pool. If, on the other hand, the incentive pool were to be funded at the “maximum” achievement level, the amount of the incentive pool would be equal to 200% of the target-level incentive pool. For 2013, the threshold, target and maximum funding levels of the incentive pool were approximately $6.0 million, $8.6 million and $17.2 million, respectively.

After determining the target-level incentive pool, the next step in determining the funding of the incentive pool is to consider the levels of achievement of Verso’s performance objectives. The extent to which group/individual performance objectives are achieved does not affect the funding of the incentive pool; instead, insofar as incentive pool funding is concerned, the aggregate achievement level of the group/individual performance objectives is deemed to vary symmetrically with the aggregate achievement level of Verso’s performance objectives. After year-end, we calculate the achievement level and factor in the relative weighting of each of our performance objectives. By way of illustration, if we had achieved the Adjusted EBITDA performance objective at the threshold level of achievement, then 70% of 22.5%, or a net of 15.75%, of the target-level incentive pool would have been funded. For any performance objective that is achieved at a level between the threshold and target achievement levels or between the target and maximum achievement levels, we use linear interpolation to determine the appropriate incentive pool funding percentage attributable to such performance objective. This methodology is used to determine the incentive pool funding percentage attributable to the achievement of each of our performance objectives, and the results are added together. Next, by virtue of the 50% weighting of both Verso’s performance objectives and the group/individual performance objectives, the total incentive pool funding percentage is determined by multiplying by two the cumulative funding percentage attributable to the achievement of Verso’s performance objectives. Then, the actual amount of the incentive pool is determined by multiplying the total incentive pool funding percentage by the amount of the target-level incentive pool. Finally, the Compensation Committee may exercise its discretion to increase or decrease the amount of the incentive pool to take into account extraordinary or unforeseen events and circumstances that affected our operational and financial performance during the year.

In February 2014, the Compensation Committee, applying the methodology set forth in the 2013 VIP, funded the incentive pool at approximately $8.4 million, representing a funding percentage of approximately 82% of the target-level incentive pool. The Compensation Committee determined the funding of the incentive pool based on the following actual levels of achievement of Verso’s performance objectives as set forth in the 2013 VIP:

Performance Objective	Relative Weighting	Actual Achievement Levels	Funding Level

Adjusted EBITDA	22.5%	$130 million	83%

Total Sales Volume	5.0%	1,690,877 tons	137%

Subtotal Ops	12.5%	$36.3 million	84%

Cash Flow	5.0%	-$53 million	—

Credits as Percentage of Adjusted Gross Sales	5.0%	0.31%	97%

			82%

The amount of a participant’s incentive award under the 2013 VIP is determined by reference to his or her target-level incentive award percentage. A participant’s target-level incentive award percentage is the percentage of his or her base salary that the participant would receive as an incentive award under the 2013

VIP in the event that the incentive pool were to be funded at the target level of 100%. The target-level incentive award percentages range from 15% to 100% of a participant’s base salary at the end of the year, depending on the participant’s employment grade level with us. The target-level incentive award percentages of our named executive officers are 100% of base salary for Mr. Paterson, 80% of base salary for Mr. Fellows, and 75% of base salary for Messrs. Mundy, Weinhold and Kesser. The target-level incentive award percentages reflect our assessment of a participant’s ability, considering his or her position with us, to affect our operational and financial performance. They also take into account the other compensation to which a participant is entitled, the market average compensation for his or her position, and, in the case of Mr. Paterson, the relevant provisions of his employment agreement with us.

The amount of a participant’s incentive award under the 2013 VIP can be affected by the level of achievement of his or her group/individual performance objectives. A participant’s group/individual performance objectives, which are established at the beginning of the year in consultation with his or her supervisor, are intended to be linked to and supportive of the achievement of our performance objectives. The requirement to develop group/individual performance objectives applies to all participants in the 2013 VIP other than our chief executive officer. Accordingly, our named executive officers other than Mr. Paterson developed their group/individual performance objectives in early 2013, and Mr. Paterson reviewed and assessed their level of achievement of such objectives in early 2014. While the Compensation Committee has the discretion to make adjustments to a participant’s incentive award to take into account extraordinary or unforeseen events and circumstances, Mr. Paterson did not recommend, and the Compensation Committee did not make, any adjustments in the 2013 VIP incentive awards payable to our named executive officers. With respect to Mr. Paterson, his 2013 VIP incentive award was based solely on the level of achievement of Verso’s performance objectives.

In summary, the incentive pool for the 2013 VIP was funded at approximately $8.4 million, representing a funding percentage of approximately 82% of the target-level incentive pool, and each of our named executive officers received 2013 VIP incentive awards equal to 82% of their respective target-level incentive awards. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table in “Executive Compensation” for more information about the 2013 VIP incentive awards paid to our named executive officers.

2012 Bonus Plan

The 2012 Bonus Plan was authorized, approved and adopted by our board of directors on March 6, 2012, and was approved by our stockholders at our 2012 Annual Meeting of Stockholders on May 23, 2012. The 2012 Bonus Plan is designed to allow us to provide incentives for superior work by our executives, including the named executive officers, to motivate them toward higher achievement and business results, to tie their goals and interests with ours, and to enable us to attract and retain highly qualified executives. The 2012 Bonus Plan generally allows us to make bonus payments to our executives upon the attainment of performance objectives that are established by the Compensation Committee and are related to operational, financial or other metrics applicable to us. To this end, we established the 2013 VIP as a sub-plan under the 2012 Bonus Plan to provide our executives and other key employees with an annual incentive award opportunity based on our operational and financial performance in 2013. See “Compensation Discussion and Analysis – Elements of Executive Compensation – 2013 Verso Incentive Plan.” The 2012 Bonus Plan provides that the Compensation Committee may require that any bonuses paid under the 2012 Bonus Plan be subject to the provisions of any claw-back policy implemented by us.

Discretionary Bonus

The Compensation Committee has the discretion to award bonuses to our executive officers, including the named executive officers, in recognition of their superior job performance and for other reasons that are not specifically provided for in the 2012 Bonus Plan and our other incentive plans and programs. On February 28, 2014, we paid a cash bonus to Mr. Mundy to recognize his superior job performance in 2013. The bonus was awarded at the discretion of the Compensation Committee and was not made pursuant to the 2012 Bonus Plan or any other incentive plan or program. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for more information about the discretionary bonus paid to Mr. Mundy.

Amended and Restated 2012 Executive Long-Term Incentive Program

The Amended and Restated 2012 Executive Long-Term Incentive Program, or “LTIP,” was adopted by the Compensation Committee on December 7, 2012. The LTIP was designed to retain our highly qualified executives, including the named executive officers, to provide an incentive for their continued superior work, and to motivate them toward even higher achievement and business results. Under the LTIP, each of our executives, other than Mr. Paterson, was eligible to receive a long-term cash retention award equal to the base salary paid or payable to the participant in 2012 and 2013. A participant’s LTIP award was subject to vesting as follows: 50% of the award, referred to as the “2012 Tranche,” would vest on December 31, 2012, if the participant was employed by us continuously during all of 2012; and 50% of the award, referred to as the “2013 Tranche,” would vest on December 31, 2013, if the participant was employed by us continuously throughout 2013. The vested portions of a participant’s LTIP award were paid as follows: 70% of the 2012 Tranche was paid on December 31, 2012; and the remaining 30% of the 2012 Tranche, plus 100% of the 2013 Tranche, were paid on January 31, 2014. See the “Bonus” column of the Summary Compensation table in “Executive Compensation” for more information about the LTIP awards of our named executive officers. In addition, see “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control” for information about the provisions of the LTIP dealing with such circumstances.

Amended and Restated 2008 Incentive Award Plan

The Amended and Restated 2008 Incentive Award Plan, or the “Incentive Award Plan,” allows us to grant long-term equity incentive awards to our employees, consultants and directors. We have utilized the Incentive Award Plan to grant restricted stock and stock options to our executives and senior managers, including the named executive officers, restricted stock to our non-employee directors, and stock options to certain of our non-employee directors. The awards granted under the Incentive Award Plan may vest upon the passage of time or upon the attainment of performance goals based on objective performance criteria chosen from among those set forth in the Incentive Award Plan. The Incentive Award Plan provides that its administrator may require that any awards granted under the Incentive Award Plan be subject to the provisions of any claw-back policy implemented by us. The Incentive Award Plan is administered by the Compensation Committee or, in the case of awards granted to our non-employee directors, the board of directors.

We believe that providing our executive officers with long-term incentive compensation, whether cash-based or equity-based, serves to link their long-term compensation to our long-term financial performance and thereby encourages them to work toward achieving operational and financial performance by us that enhances value for our stockholders. We generally believe that equity-based incentive compensation, as opposed to the cash-based variety, better encourages our executive officers to consider their decisions from the perspective of our stockholders. For this reason, we consider it important to include equity-based compensation in the compensation packages of our executive officers.

In alignment with this compensation philosophy, in March 2013, we granted to our named executive officers long-term equity incentive awards consisting of restricted stock and stock options, which together accounted for a total of 266,081 shares of our common stock. In establishing the mix of restricted stock and stock options to be granted, the Compensation Committee balanced its goal of creating a strong incentive for the award recipient (restricted stock) against the benefit to us of offsetting some of the cost of the awards (stock options, which result in payment of the exercise price to us). Based on its analysis, the Compensation Committee determined that the appropriate mix of shares of common stock covered by the equity incentive awards was approximately 40% restricted stock and 60% stock options. In determining the total numbers of shares of common stock to be covered by the equity incentive awards, the Compensation Committee considered each named executive officer’s position and responsibilities and the kind and amount of his other employment compensation. The fair value of the equity incentive awards granted in 2013 accounted for approximately 8% of our chief executive officer’s total direct compensation and approximately 5% of our other named executive officers’ total direct compensation. See “Executive Compensation – Grants of Plan-Based Awards” for more information concerning the equity incentive awards granted to our named executive officers under the Incentive Award Plan.

Retirement Benefits

We provide retirement benefits to our eligible employees, including the named executive officers, under the retirement plans and programs listed below as a means of attracting and retaining qualified employees.

•	Retirement Savings Plan, a tax-qualified, 401(k) defined contribution plan;

•	Supplemental Salary Retirement Program, a tax-qualified defined contribution program implemented under the Retirement Savings Plan;

•	Deferred Compensation Plan, a nonqualified defined contribution plan; and

•	Executive Retirement Program, a nonqualified defined contribution program implemented under the Deferred Compensation Plan.

We attempt to ensure that these retirement benefits are competitive with those provided by comparable companies as shown in the Compensation Surveys. Our contributions for 2013 on behalf of our named executive officers under the Retirement Savings Plan, the SSRP, the Deferred Compensation Plan, and the ERP are set forth in the Summary Compensation table in “Executive Compensation.”

Retirement Savings Plan. The Retirement Savings Plan is a tax-qualified, 401(k) defined contribution plan which in 2013 permitted eligible employees to defer the receipt of up to the lesser of 85% or $17,500 of their employment compensation on a pre-tax basis, or if an employee is age 50 or over, to defer up to $5,500 in additional compensation up to a limit of $23,000. Employees also may defer amounts of their employment compensation in excess of these limits on an after-tax basis. The employee deferrals of employment compensation are subject to certain limits imposed by the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code.” In addition, we make matching contributions for employees who defer a portion of their employment compensation under the Retirement Savings Plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals. The employee deferrals under the Retirement Savings Plan are immediately and fully vested and nonforfeitable. For employees hired by us before January 1, 2009, our matching contributions under the Retirement Savings Plan are fully vested and nonforfeitable. For employees hired by us on or after January 1, 2009, our matching contributions under the Retirement Savings Plan are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future matching contributions become fully vested and nonforfeitable.

Supplemental Salary Retirement Program. The Supplemental Salary Retirement Program, or “SSRP,” is a tax-qualified defined contribution program implemented under the Retirement Savings Plan. Under the SSRP, we make an annual contribution to each eligible employee’s account under the Retirement Savings Plan. The SSRP contribution is equal to either 2.75% or 5% of an employee’s eligible compensation, which consists of the employee’s salary, bonus and cash incentive compensation paid during the immediately preceding year. The SSRP contribution percentage varies depending on the employee’s cumulative years of service with us and our predecessors. For all of our employees, the SSRP contributions are subject to three-year “cliff” vesting measured from the date on which an employee’s employment with us commences, such that after the employee has been continuously employed by us for three years, all of our past and future contributions become fully vested and nonforfeitable.

Deferred Compensation Plan. The Deferred Compensation Plan is a nonqualified defined contribution plan that permits eligible employees to defer the receipt of up to 85% of their base salary and up to 100% of their incentive compensation, by contributing such amounts to their accounts under the plan. The Deferred Compensation Plan also permits us to make matching contributions and discretionary contributions to employees’ accounts under the plan. We match 70% of the first 4%, and 60% of the second 4%, of the employees’ deferrals under the Deferred Compensation Plan, subject to certain restrictions and limitations, including the requirement that the employee must not qualify for our matching contributions under the Retirement Savings Plan. Until they are distributed from the Deferred Compensation Plan, the employees’ deferrals, our contributions, and any earnings on the invested funds are held in a rabbi trust funded by us.

Executive Retirement Program. The Executive Retirement Program, or “ERP,” is a nonqualified defined contribution program implemented under the Deferred Compensation Plan for the benefit of our executives and selected senior managers. Under the ERP, we may make an annual discretionary contribution to each eligible employee’s account under the Deferred Compensation Plan. Our ERP contribution is equal to between 4% and 10% of an employee’s eligible compensation, depending on the employee’s employment pay grade with us. An employee’s eligible compensation consists of the employee’s base salary and target-level incentive award under the Verso Incentive Plan, in each case determined as of January 1 of the year for which our ERP contribution is made.

Insurance and Fringe Benefits

We provide group medical, dental, life and other insurance coverage for all of our eligible employees, including our named executive officers. In addition, under our executive financial counseling policy, we pay the costs of personal investment, estate planning, tax and other financial counseling services, subject to an annual cap of $6,500 or $9,500 (depending on the executive’s position with us), for our executive officers, including our named executive officers. We believe that these benefits serve as a means of attracting and retaining qualified personnel, and we attempt to ensure that they are competitive with those provided by comparable companies.

Severance Benefits

Severance Policy. We have adopted and implemented a severance policy for the benefit of our salaried employees, including the named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies in the event that we terminate the employee’s employment without cause (as defined in the policy), we eliminate the employee’s position, or we take certain other specified job-related actions that effectively result in an involuntary end to the employment relationship. The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is based on the employee’s years of applicable service with us and his or her annual base salary or wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have the discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us. We believe that the benefits provided under the severance policy support our compensation objective of attracting and retaining qualified employees and are competitive with similar severance benefits provided by comparable companies.

Employment Agreement with Chief Executive Officer. Our employment agreement with Mr. Paterson requires us to provide him with certain severance benefits if his employment is terminated under certain circumstances, including a termination by us without cause, by him for good reason, or due to his death or disability. The severance benefits to be provided to Mr. Paterson are intended to be in line with the types and amounts of severance benefits provided by comparable companies to their chief executive officers. See “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control – Employment Agreement with Chief Executive Officer” and “– Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about the severance benefits provided under Mr. Paterson’s employment agreement.

CNC Agreements with Other Executive Officers. Our confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers, other than our chief executive officer, require us to provide them with certain severance benefits upon the termination of their employment by either party and for any reason. The benefits to be provided under the CNC agreements are in consideration for, and are contingent upon, the compliance by the executive officers with their confidentiality and non-competition obligations under the CNC agreements. See “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control – CNC Agreements with Other Executive Officers” and “– Estimated Payments in Connection with Termination of Employment or Change in Control” for more information about the severance benefits provided under the CNC agreements. As we have done in the past, we continue to evaluate the severance benefits provided under the CNC agreements in an effort to ensure that they are competitive with those provided by comparable companies to their executive officers.

Tax and Accounting Treatment of Compensation

We believe that it is in our best interests to satisfy the requirements for tax deductibility of the compensation that we provide, including the requirements of Section 162(m) of the Internal Revenue Code. However, we also believe that it is important to maintain the flexibility to provide compensation that is not tax-deductible in order to allow us to consider other factors in determining what compensation is appropriate for our management. We have structured our compensation plans and programs in a manner intended to meet the requirements of Section 162(m), but we may from time to time provide compensation that is not tax-deductible by us.

Section 409A of the Internal Revenue Code imposes significant tax and interest penalties on any executive officer who defers compensation under a plan that does not meet the requirements of Section 409A. We have structured our compensation plans and programs and individual agreements with our executive officers in a manner intended to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for certain payments to employees called “excess parachute payments,” and Section 4999 of the Internal Revenue Code imposes a non-deductible excise tax on any person who receives an excess parachute payment. Excess parachute payments are payments that exceed a threshold set forth in Section 280G and that are made in the context of a change in control. If we were to make an excess parachute payment, we would not be able to take a tax deduction for the payment, and the recipient of the payment would owe the excise tax imposed by Section 4999. Our chief executive officer’s employment agreement and our other named executive officers’ CNC agreements include provisions that reduce payments as necessary to avoid categorization as excess parachute payments.

We have adopted the fair value recognition provisions of FASB ASC Topic 718, Compensation – Stock Compensation. Under the fair value recognition provisions, we recognize stock-based compensation based on the fair value at the grant date net of an estimated forfeiture rate, and we recognize compensation expense for only those shares expected to vest over the requisite service period of the award.

Risk Considerations

We use compensation, in part, to motivate and reward our executive officers and other employees for achieving performance objectives that help us achieve our overall business goals. We realize that by rewarding our executives and other employees with compensation for achieving goals, we could cause them to take actions that achieve the goals but expose us to undue risk. However, we believe that the risks that could result from our compensation plans, programs, policies and practices, including those described in this “Compensation Discussion and Analysis,” are unlikely to have a material adverse effect on us, primarily because our compensation structure —

•	contains elements that effectively link incentive compensation to operational and financial objectives that enhance our value to stockholders;

•

includes a mix of compensation elements for our executive officers, who are best positioned to have an impact on our operational and financial performance, that is appropriately balanced between short-term and long-term incentives, such that their compensation does not encourage them to take short-term risks at the expense of long-term results;

•

provides the Compensation Committee with the discretion to decrease or eliminate cash incentive awards triggered by the achievement of short-term performance objectives under our annual incentive plan, thereby giving the Compensation Committee the ability to reduce or withhold an incentive award if it determines that inappropriate risks were taken to earn it; and

•

includes a significant portion of equity compensation, which provides our executive officers with an incentive to achieve results that enhance stockholder value and discourages them from excessive risk-taking that could reduce stockholder value.

Frequency of Advisory Votes on Executive Compensation

In 2011, our stockholders approved, on a non-binding advisory basis, holding an advisory stockholder vote on the compensation of our named executive officers once every three years. The initial advisory vote on executive compensation was held at our 2011 Annual Meeting of Stockholders. The next advisory vote on executive compensation will be held at our 2014 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding the compensation of our named executive officers for their services during 2013, 2012 and 2011.

						Non-Equity Incentive Plan Compensation
Name and Principal Position	Year	Salary(2)	Bonus(3)	Restricted Stock(4)	Stock Options(5)	2013 Verso Incentive Plan	2009 Long-Term Cash Award Program	All Other Compensation(6)	Total
David J. Paterson(1)	2013	$639,062	$—	$45,150	$60,450	$527,875	$—	$198,186	$1,470,723
President and Chief Executive Officer	2012	398,237	230,000	—	773,500	274,653	—	56,075	1,732,465
Lyle J. Fellows	2013	377,827	377,827	23,785	25,575	249,672	—	124,921	1,179,607
Senior Vice President of Manufacturing and Energy	2012 2011	366,821 356,563	455,505 —	22,126 87,468	241,450 92,071	206,927 246,820	— 123,424	148,903 154,905	1,441,732 1,061,251
Robert P. Mundy	2013	359,364	384,364	21,524	22,329	222,630	—	119,682	1,129,893
Senior Vice President and Chief Financial Officer	2012 2011	348,897 333,465	427,975 —	20,022 79,154	217,549 80,386	184,515 220,087	— 114,492	136,540 144,792	1,335,498 972,376
Michael A. Weinhold	2013	343,930	343,930	21,511	22,332	213,068	—	111,036	1,055,807
Senior Vice President of Sales, Marketing and Product Development	2012 2011	333,912 324,574	359,140 —	20,010 79,106	217,551 80,394	176,590 210,634	— 119,770	131,090 107,565	1,238,293 922,043
Peter H. Kesser	2013	297,262	297,262	20,975	20,925	184,157	—	84,799	905,380
Senior Vice President, General Counsel and Secretary	2012 2011	288,262 278,189	288,263 —	16,260 64,281	184,425 62,775	152,628 157,017	— 94,280	77,048 63,494	1,006,886 720,036

(1)	Mr. Paterson was elected and began service as our President and Chief Executive Officer on May 14, 2012.

(2)

Effective as of April 1, 2013, we increased the base salaries of our named executive officers as follows: Mr. Paterson – from $625,000 to $643,750; Mr. Fellows – from $369,513 to $380,598; Mr. Mundy – from $351,457 to $362,000; Mr. Weinhold – from $336,362 to $346,453; and Mr. Kesser – from $290,721 to $299,442.

(3)

On December 31, 2013, the 2013 Tranches under the LTIP vested, entitling our named executive officers, other than Mr. Paterson, to the following LTIP payments: Mr. Fellows – $377,827; Mr. Mundy – $359,364; Mr. Weinhold – $343,930; and Mr. Kesser – $297,262. In addition, on February 28, 2014, we paid a discretionary bonus of $25,000 to Mr. Mundy for his superior job performance in 2013.

(4)

On March 6, 2013, we granted the following shares of restricted stock to our named executive officers: Mr. Paterson – 35,000 shares; Mr. Fellows – 18,438 shares; Mr. Mundy – 16,685 shares; Mr. Weinhold – 16,675 shares; and Mr. Kesser – 16,260 shares. The fair value of the restricted stock on the grant date, computed in accordance with FASB ASC Topic 718, was $1.29 per share, which was the closing sale price per share of common stock on the NYSE on such date.

(5)

On March 6, 2013, we granted the following stock options, at an exercise price of $1.29 per share, to our named executive officers: Mr. Paterson – 65,000 shares; Mr. Fellows – 27,500 shares; Mr. Mundy – 24,010 shares; Mr. Weinhold – 24,013 shares; and Mr. Kesser – 22,500 shares. The fair value of the stock options on the grant date, computed in accordance with FASB ASC Topic 718, was $0.93 per share. Our method of valuing stock options, including our assumptions, is set forth in Note 12 to the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, which we filed with the SEC on March 6, 2014.

(6)	The other compensation paid to or for the benefit of our named executive officers for 2013 consists of –

(a)	our matching contributions under the Retirement Savings Plan as follows: Mr. Paterson – $13,260; Mr. Fellows – $13,260; Mr. Mundy – $13,260; Mr. Weinhold – $11,431; and Mr. Kesser – $13,260;

(b)	our contributions under the SSRP as follows: Mr. Paterson – $25,127; Mr. Fellows – $33,672; Mr. Mundy – $31,148; Mr. Weinhold – $27,287; and Mr. Kesser – $12,372;

(c)	our matching contributions under the Deferred Compensation Plan as follows: Mr. Paterson – $27,815; Mr. Fellows – $6,597; Mr. Mundy – $15,641; Mr. Weinhold – $14,969; and Mr. Kesser – $9,083;

(d)	our contributions under the ERP as follows: Mr. Paterson – $125,000; Mr. Fellows – $66,512; Mr. Mundy – $49,204; Mr. Weinhold – $47,091; and Mr. Kesser – $40,701;

(e)

premiums (grossed up to cover taxes in the amounts shown in parentheses) paid on life and long-term disability insurance coverage as follows: Mr. Paterson – $5,446 ($1,538); Mr. Fellows – $3,220 ($910); Mr. Mundy – $3,064 ($865); Mr. Weinhold – $2,930 ($828); and Mr. Kesser – $2,533 ($716); and

(f)	payments under our executive financial counseling policy as follows: Mr. Paterson – $0; Mr. Fellows – $750; Mr. Mundy – $6,500; Mr. Weinhold – $6,500; and Mr. Kesser – $6,134.

Compensation of Named Executive Officers

The Summary Compensation table quantifies the value of the different forms of compensation received by our named executive officers in and for 2013, 2012 and 2011. The elements of executive compensation consist primarily of base salary, annual and long-term cash incentive awards, and long-term equity incentive awards. The named executive officers also received other compensation as set forth in the “All Other Compensation” column of the Summary Compensation table.

The Summary Compensation table should be read in conjunction with the tables and narratives below. A description of the material terms of Mr. Paterson’s employment agreement follows this paragraph. The Grants of Plan-Based Awards table sets forth information for 2013 regarding the potential cash incentive awards payable to our named executive officers under the 2013 VIP and the grants of restricted stock and stock options to our named executive officers under the Incentive Award Plan. The Outstanding Equity Incentive Awards at Fiscal Year-End table provides information about the unvested shares of restricted stock and the unexercised stock options held by our named executive officers as of December 31, 2013. The Stock Option Exercises and Restricted Stock Vested table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2013. The Nonqualified Deferred Compensation table provides information about the participation by our named executive officers in 2013 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The discussion in “Potential Payments upon Termination of Employment or Change in Control” explains the potential severance benefits to which our named executive officers may be entitled upon a termination of their employment or a change in control of Verso.

Employment Agreement with Chief Executive Officer

We entered into an employment agreement with Mr. Paterson effective as of May 14, 2012. The initial term of the agreement is three years, which will automatically renew for successive one-year periods unless he or we provide notice of non-renewal. The principal components of Mr. Paterson’s compensation under the agreement are as follows:

•	a base salary currently set at $643,750, subject to further increase at the discretion of our board of directors;

•

an incentive award payable under our annual, performance-based incentive plan, with a target-level award amount equal to 100% of his base salary and a maximum award amount equal to 200% of his base salary;

•

a stock option granted on May 14, 2012, entitling him to purchase 650,000 shares of our common stock at an exercise price of $1.66 per share, the fair market value per share on the grant date, which vests in equal installments over three years and is exercisable, to the extent vested, for seven years after the grant date;

•

a conditional right to be granted a stock option entitling him to purchase an additional 200,000 shares of our common stock at an exercise price equal to the fair market value per share on the grant date, upon the consummation of any merger, acquisition or other business combination that is material to our business;

•	the right to participate in our employee benefit plans, programs and arrangements; and

•	severance benefits if his employment is terminated under certain circumstances, including a termination by us without cause, by him for good reason, or due to his death or disability.

The provisions of Mr. Paterson’s employment agreement that relate to severance benefits payable upon the termination of his employment or a change in control of Verso are described in more detail in “Executive Compensation – Potential Payments upon Termination of Employment or Change in Control.”

Grants of Plan-Based Awards

The following table sets forth information for 2013 regarding the potential cash incentive awards payable to our named executive officers under the 2013 VIP and the actual grants of equity incentive awards, consisting of restricted stock and stock options, made to our named executive officers under the Incentive Award Plan.

Name	Grant Date	Potential Awards Under Non-Equity Incentive Plan(1)			Shares of Restricted Stock	Shares Underlying Stock Options	Exercise Price of Stock Options	Grant Date Fair Value of Restricted Stock and Stock Options(2)
		Threshold	Target	Maximum
David J. Paterson
Cash incentive awards	N/A	$450,625	$643,750	$1,287,500
Restricted stock	03-06-2013				35,000			$45,150
Stock options	03-06-2013					65,000	$1.29	60,450

Lyle J. Fellows
Cash incentive awards	N/A	213,135	304,478	608,957
Restricted stock	03-06-2013				18,438			23,785
Stock options	03-06-2013					27,500	1.29	25,575

Robert P. Mundy
Cash incentive awards	N/A	190,050	271,500	543,000
Restricted stock	03-06-2013				16,685			21,524
Stock options	03-06-2013					24,010	1.29	22,329

Michael A. Weinhold
Cash incentive awards	N/A	181,888	259,840	519,679
Restricted stock	03-06-2013				16,675			21,511
Stock options	03-06-2013					24,013	1.29	22,332

Peter H. Kesser
Cash incentive awards	N/A	157,207	224,582	449,163
Restricted stock	03-06-2013				16,260			20,975
Stock options	03-06-2013					22,500	1.29	20,925

(1)

The amounts are the potential cash incentive awards payable to our named executive officers under the 2013 VIP. The actual amounts paid to the named executive officers under the 2013 VIP are reported in the “2013 Verso Incentive Plan” column of the Summary Compensation table.

(2)

The amounts are the fair values, computed in accordance with FASB ASC Topic 718, of the restricted stock and stock options on the date that they were granted to our named executive officers. Our methods of valuing the equity incentive awards are described in footnotes 4 and 5 to the Summary Compensation table.

Description of Plan-Based Awards

The material terms of the annual, performance-based cash incentive awards granted to our named executive officers under the 2013 VIP are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – 2013 Verso Incentive Plan.” The material terms of the long-term cash retention awards provided to certain of our named executive officers under the LTIP are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Amended and Restated 2012 Executive Long-Term Incentive Program.” The material terms of the long-term equity incentive awards, consisting of restricted stock and stock options, granted to our named executive officers under the Incentive Award Plan are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Amended and Restated 2008 Incentive Award Plan.”

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table provides information about the unvested shares of restricted stock and the unexercised stock options held by our named executive officers as of December 31, 2013.

Name	Grant Date	Restricted Stock(1)		Stock Options(1)
		Unvested Shares of Restricted Stock	Market Value of Unvested Shares of Restricted Stock(2)	Shares Underlying Unexercised Stock Options		Stock Option Exercise Price	Stock Option Expiration Date
				Exercisable	Unexercisable
David J. Paterson	03-06-2013	35,000	$22,050		65,000	$1.29	03-06-2020
	05-14-2012			216,666	433,334	1.66	05-14-2019

Lyle J. Fellows	03-06-2013	18,438	$11,616		27,500	$1.29	03-06-2020
	07-23-2012			66,000	132,000	1.47	07-23-2019
	03-06-2012	12,292	7,744	9,166	18,334	1.20	03-06-2019
	03-02-2011	4,918	3,098	14,666	7,334	5.93	03-02-2018
	03-26-2010			16,667		3.01	03-26-2017
	09-21-2009			40,000		3.69	09-21-2016

Robert P. Mundy	03-06-2013	16,685	$10,512		24,010	$1.29	03-06-2020
	07-23-2012			59,666	119,334	1.47	07-23-2019
	03-06-2012	11,124	7,008	8,003	16,007	1.20	03-06-2019
	03-02-2011	4,450	2,804	12,804	6,404	5.93	03-02-2018
	03-26-2010			12,222		3.01	03-26-2017
	09-21-2009			37,000		3.69	09-21-2016

Michael A. Weinhold	03-06-2013	16,675	$10,505		24,013	$1.29	03-06-2020
	07-23-2012			59,666	119,334	1.47	07-23-2019
	03-06-2012	11,117	7,004	8,004	16,009	1.20	03-06-2019
	03-02-2011	4,448	2,802	12,806	6,404	5.93	03-02-2018
	03-26-2010			12,222		3.01	03-26-2017
	09-21-2009			38,000		3.69	09-21-2016

Peter H. Kesser	03-06-2013	16,260	$10,244		22,500	$1.29	03-06-2020
	07-23-2012			51,000	102,000	1.47	07-23-2019
	03-06-2012	9,034	5,691	6,250	12,500	1.20	03-06-2019
	03-02-2011	3,614	2,277	10,000	5,000	5.93	03-02-2018
	03-26-2010			8,333		3.01	03-26-2017
	09-21-2009			33,000		3.69	09-21-2016

(1)

We have granted long-term equity incentive awards, consisting of restricted stock and stock options, to our named executive officers under the Incentive Award Plan. The restricted stock and stock options vest in three equal, annual installments starting one year after their grant dates.

(2)	The market value of the unvested shares of restricted stock is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Stock Option Exercises and Restricted Stock Vested

None of our named executive officers exercised any stock options in 2013. The following table sets forth information regarding the number and value of the shares of restricted stock granted to our named executive officers that vested in 2013.

	Restricted Stock
Name	Shares that Vested in 2013	Value Realized on Vesting*
David J. Paterson	—	$ —
Lyle J. Fellows	14,767	17,758
Robert P. Mundy	12,726	15,267
Michael A. Weinhold	12,720	15,260
Peter H. Kesser	9,981	11,953

*	The value of the shares of restricted stock that vested in 2013 is computed based on the closing sale price per share of our common stock on the NYSE on the applicable vesting dates.

Nonqualified Deferred Compensation

The following table provides information about the participation by our named executive officers in 2013 in defined contribution plans and programs that provide for the deferral of compensation on a basis that is not tax-qualified. The information presented relates to our named executive officers’ participation in the Deferred Compensation Plan, the ERP and, to an extent, the SSRP, the material terms of which are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Retirement Benefits.”

Name	Executive Contributions	Employer Contributions(1)	Aggregate Earnings or (Loss)(2)	Aggregate Withdrawals and Distributions	Aggregate Balance as of December 31, 2013
David J. Paterson	$42,792	$170,930	$ 31,527	$ —	$301,779
Lyle J. Fellows	10,149	94,031	48,037	142,721	339,468
Robert P. Mundy	24,063	83,243	109,731	147,964	433,663
Michael A. Weinhold	23,030	76,597	96,163	116,355	372,796
Peter H. Kesser	13,974	55,143	73,429	—	340,617

(1)	Our contributions for 2013 are reported as compensation in the “All Other Compensation” column of the Summary Compensation table and consist of the following:

(a)

We made the following matching contributions under the Deferred Compensation Plan to the accounts of our named executive officers thereunder: Mr. Paterson – $27,815; Mr. Fellows – $6,597; Mr. Mundy – $15,641; Mr. Weinhold – $14,969; and Mr. Kesser – $9,083.

(b)

We made the following contributions under the ERP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Paterson – $125,000; Mr. Fellows – $66,512; Mr. Mundy – $49,204; Mr. Weinhold – $47,091; and Mr. Kesser – $40,701.

(c)

To comply with contribution limits applicable to the Retirement Savings Plan, we made the following contributions under the SSRP to the accounts of our named executive officers under the Deferred Compensation Plan: Mr. Paterson – $18,115; Mr. Fellows – $20,922; Mr. Mundy – $18,398; Mr. Weinhold – $14,537; and Mr. Kesser – $5,359.

(2)	Earnings on deferred compensation are not reported as compensation in the Summary Compensation table, because they are not at above-market rates.

Potential Payments upon Termination of Employment or Change in Control

The following narrative provides information about our named executive officers’ potential benefits upon the termination of their employment or a change in control of Verso under our plans, programs, policies and agreements that were in effect in 2013.

Severance Policy

We have adopted and implemented a severance policy for the benefit of our salaried employees, including the named executive officers, and specific groups of hourly employees whose employment with us is terminated under certain circumstances. The severance policy applies when an eligible employee’s employment is terminated under the following circumstances:

•	we terminate the employee’s employment without cause as defined in the policy;

•	we eliminate the employee’s position;

•

we relocate the employee’s principal place of work to a site that is 50 or more miles farther from the employee’s residence than his or her current principal place of work and, as of the relocation date, the employee has not accepted such relocation;

•	we close the facility that is the employee’s principal place of work and, of the closing date, we have not offered the employee a suitable position at another facility; or

•

we sell the facility that is the employee’s principal place of work (or the entity that owns such facility) and, as of the sale date, the purchaser has not offered the employee a suitable position at such facility.

The principal benefit under the severance policy is a termination allowance payable in cash to the terminated employee, which is computed on the basis of the employee’s years of applicable service with us and his or her base salary or annual wages in effect immediately prior to the termination of employment. The termination allowance is equal to two weeks of eligible pay for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of eligible pay. We also have the discretion under the severance policy to provide a terminated employee with other benefits, including prorated and/or reduced amounts of incentive awards under our incentive plans and programs, subsidized medical and dental insurance coverage for a specified period after the termination of employment, and outplacement services appropriate for the employee’s position with us.

Employment Agreement with Chief Executive Officer

We have an employment agreement with David J. Paterson, our President and Chief Executive Officer. The agreement provides that Mr. Paterson’s employment may be terminated by us for or without cause (as defined in the agreement), by Mr. Paterson’s resignation for or without good reason (as defined in the agreement), and due to his death or disability.

Under the agreement, if Mr. Paterson’s employment is terminated for any reason, we are required to provide him (or his estate) with the following benefits:

•	any unpaid base salary;

•	any unpaid annual bonus for any calendar year completed before the termination date;

•	any unpaid reimbursable business expense;

•	a payment in lieu of any accrued but unused vacation; and

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements.

If we terminate Mr. Paterson’s employment without cause or if he resigns for good reason, we also are required to provide him with the following benefits, subject to Mr. Paterson’s execution of our customary waiver and release of claims and to his compliance with certain post-employment covenants:

•	1.5 times his base salary, payable in 18 equal monthly installments after the termination date;

•

1.5 times his annual bonus, if any, paid or payable with respect to the calendar year immediately preceding the calendar year in which the termination date occurred, payable in 18 equal monthly installments after the termination date;

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred; and

•	continued coverage for him and his eligible dependents under our employee health and welfare plans for 18 months after the termination date.

If Mr. Paterson’s employment terminates due to his death, we also are required to provide the following benefits to his estate:

•	a lump-sum payment of his base salary; and

•	a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

If we terminate Mr. Paterson’s employment due to his disability, we also are required to provide him with a prorated portion of his annual bonus for the calendar year in which the termination date occurred.

CNC Agreements with Other Executive Officers

We have confidentiality and non-competition agreements, or “CNC agreements,” with each of our executive officers other than our chief executive officer. The CNC agreements, which have substantially identical terms, require each executive officer to comply with a perpetual confidentiality covenant as well as non-competition and non-solicitation/non-hire covenants extending for 12 months after the termination of his employment for any reason.

Under each CNC agreement, if the executive officer’s employment is terminated by either party and for any reason, we are required to provide him (or his estate) with the following benefits, subject to the executive officer’s execution of our customary waiver and release of claims and to his compliance with his obligations under the CNC agreement:

•	any unpaid base salary;

•	a payment in lieu of any accrued but unused vacation;

•	any unpaid reimbursable business expense;

•	any amount arising from his participation in, and any benefit provided under, our employee benefit plans, programs and arrangements;

•	any unpaid incentive award under our annual, performance-based incentive plan for any calendar year completed on or before the termination date;

•	a prorated portion of his incentive award under our annual, performance-based incentive plan for the calendar year in which the termination date occurred;

•

a payment equal to 180% (for Mr. Fellows) or 175% (for Messrs. Mundy, Weinhold and Kesser) of his base salary, representing the sum of his base salary and his target-level incentive award under our annual, performance-based incentive plan, payable in 12 equal monthly installments;

•	subsidized medical and dental insurance coverage for him and his eligible dependents for up to two years after the termination date, grossed up to cover applicable income taxes;

•

reimbursement of the cost of converting his group life insurance coverage to an individual policy and the premiums on the individual policy for up to two years after the termination date, grossed up to cover applicable income taxes; and

•

a contribution to his account under the Deferred Compensation Plan in an amount equal to the projected value of certain lost retirement benefits consisting of our contributions under the Retirement Savings Plan, SSRP, Deferred Compensation Plan, and ERP that we would have made if he had remained actively employed with us for two years after the termination date.

2013 Verso Incentive Plan

The 2013 VIP, our annual, performance-based incentive plan, allowed us the discretion to pay a prorated portion of a participant’s incentive award in the event that the participant’s employment terminated during the plan year because of his or her death, disability or retirement. In such event, the participant would be entitled to receive a prorated incentive award only if it is approved by the Administration Committee constituted under the 2013 VIP.

Amended and Restated 2012 Executive Long-Term Incentive Program

Under the LTIP, our long-term executive retention program, if a participant’s employment terminated on or before December 31, 2013, by reason of his death, disability, termination without cause, or resignation for good reason, then any vested but unpaid portion of the participant’s LTIP award would be paid and any unvested portion of his LTIP award would vest and be paid. If a participant’s employment terminated on or before December 31, 2013, for any other reason, he would not be entitled to receive any unpaid portion of his LTIP award. In addition, if a participant’s employment terminated after December 31, 2013, for any reason other than cause, he would be entitled to receive any vested but unpaid portion of his LTIP award.

Vacation Policy

We have a vacation policy that, among other things, provides for a payment in lieu of any accrued but unused vacation upon the termination of an eligible employee’s employment under certain circumstances. Under the policy, we will provide vacation pay to a terminated employee if the termination of employment is (a) by the employee (referred to as a “voluntary” termination) and the employee gives us at least two weeks of prior notice, (b) by us (referred to as an “involuntary” termination) and occurs after at least six months of employment, or (c) due to the employee’s retirement, death or disability. Under such circumstances, a terminated employee is entitled to receive a payment equal to the daily equivalent of his or her base salary multiplied by the number of accrued but unused vacation days during the calendar year in which the termination date occurred. In addition, if the termination of employment is due to the employee’s retirement or death, we will provide special vacation pay to the employee or his or her estate in an amount equal to 4-12% of the employee’s year-to-date base salary, with the specific percentage being determined based on the number of weeks of vacation to which the employee was entitled under the policy.

Amended and Restated 2008 Incentive Award Plan

We have granted equity incentive awards consisting of restricted stock and stock options to our named executive officers under the Incentive Award Plan. The Incentive Award Plan, together with the grant notices and award agreements thereunder, contain provisions addressing the effects on the equity incentive awards of the termination of an executive officer’s employment with us and a change in control of Verso.

Termination of Employment. As a general rule, upon the termination of an executive officer’s employment, any unvested portion of the restricted stock and stock options will cease vesting and be forfeited. However, (a) if the executive officer’s employment is terminated by us without cause before or on the consummation of a change in control of Verso, or due to his death or disability, then a prorated percentage of any unvested portion of the restricted stock and stock options will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date; and (b) if the executive officer’s employment is terminated within six months after the consummation of a change in control of Verso either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of the restricted stock and stock options will vest in full. In addition, as a general rule, any vested portion of the executive officer’s stock options may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) one year after the termination date if his employment is terminated due to his death or disability, or (b) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

Change in Control of Verso. In the event of a change in control of Verso, unless otherwise provided by the administrator of the Incentive Award Plan in accordance with its terms, we will require that the executive officer’s restricted stock and stock options either be (a) assumed by the successor or survivor corporation or its parent or subsidiary or (b) substituted for by similar awards covering the stock of the successor or survivor corporation or its parent or subsidiary, with appropriate adjustments made to the awards.

Special Provisions for Initial Stock Option Granted to David J. Paterson. In the event of a termination of employment or change in control of Verso, the treatment of the initial stock option for 650,000 shares of common stock granted to Mr. Paterson upon the commencement of his employment with us on May 14, 2012, differs from the treatment of the restricted stock and stock options subsequently granted to him and the restricted stock and stock options granted to our other named executive officers.

As a general rule, upon the termination of Mr. Paterson’s employment, any unvested portion of his initial stock option will cease vesting and be forfeited. However, if Mr. Paterson’s employment is terminated before the consummation of a change in control of Verso either by us without cause, by him for good reason, or due to his death or disability, then a prorated percentage of any unvested portion of the stock option will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. In addition, as a general rule, any vested portion of Mr. Paterson’s stock option may be exercised for three months after the termination of his employment. However, the exercise period will expire (a) on the termination date if his employment is terminated by us for cause, (b) six months after the termination date if his employment is terminated by us without cause, by him for good reason, or by reason of our non-extension of the term of his employment agreement, (c) one year after the termination date if his employment is terminated due to his death or disability, or (d) at the end of the original seven-year exercise period if his employment is terminated by reason of his retirement.

In the event of a change in control of Verso, any unvested portion of Mr. Paterson’s initial stock option will vest in full immediately before the occurrence of the change in control.

Deferral of Payment of Nonqualified Deferred Compensation due to Section 409A

Any compensation or benefit payable to a named executive officer under his employment agreement (in the case of Mr. Paterson) or CNC agreement (in the case of Messrs. Fellows, Mundy, Weinhold and Kesser), or under any policy, plan or program in which the named executive officer participates, that constitutes nonqualified deferred compensation as contemplated in Section 409A of the Internal Revenue Code (and not qualifying for any exception) will be delayed for a six-month period following the termination of the executive officer’s employment if he is deemed to be a “specified employee” within the meaning of Section 409A.

Estimated Payments in Connection with Termination of Employment or Change in Control

The first four tables in this section set forth the estimated amounts of the payments and benefits to which each of our named executive officers would have become entitled if his employment had terminated under the indicated circumstances on December 31, 2013. The fifth table in this section sets forth the estimated intrinsic value that Mr. Paterson would have received in the event of a change in control of Verso on December 31, 2013, and the estimated intrinsic values that our named executive officers would have received in the event of the termination of their employment under certain circumstances on December 31, 2013, in connection with a change in control of Verso. Due to a number of factors that affect the nature and amount of the payments and benefits provided upon these events, including the time during the year of any such event, the amount of any such payment or benefit actually provided may be different from that shown in the tables.

Termination Without Cause or Resignation for Good Reason

Name	Salary(1)	Bonus(2)	Incentive Awards (3)	Termination Allowance(4)	Retirement and Insurance Benefits(5)	Accelerated Vesting of Equity Incentive Awards(6)	Total
David J. Paterson	$965,625	$ —	$939,854	$ 49,519	$ 86,823	$5,512	$2,047,333
Lyle J. Fellows	685,076	487,873	249,672	380,598	467,512	8,131	2,278,862
Robert P. Mundy	633,501	464,034	222,630	362,000	410,604	7,357	2,100,126
Michael A. Weinhold	606,292	444,104	213,068	266,502	386,728	7,353	1,924,047
Peter H. Kesser	524,024	383,741	184,157	92,136	319,108	6,402	1,509,568

(1)

The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson – 1.5 times his base salary; Mr. Fellows – 180% of his base salary; and Messrs. Mundy, Weinhold and Kesser – 175% of their respective base salaries.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)

The amounts are determined by reference to the incentive awards paid and/or payable to the named executive officers under Verso’s annual, performance-based incentive plans as follows: Mr. Paterson – 1.5 times his 2012 VIP award, plus his 2013 VIP award; and Messrs. Fellows, Mundy, Weinhold and Kesser – their respective 2013 VIP awards.

(4)

The amount of the termination allowance is equal to two weeks of base salary for each full or partial year of applicable service, subject to a minimum of four weeks and a maximum of 52 weeks of base salary. The named executive officers’ full and partial years of applicable service as of December 31, 2013, were as follows: Mr. Paterson – 2 years; Mr. Fellows – 33 years; Mr. Mundy – 31 years; Mr. Weinhold – 20 years; and Mr. Kesser – 8 years.

(5)

For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013, the cost of continued medical and dental insurance coverage for him and his eligible dependents, and the cost of outplacement services. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), the cost of life insurance conversion and coverage (grossed up to cover income taxes), and the cost of outplacement services.

(6)

The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated by us without cause and, in the case of the initial stock option granted to Mr. Paterson, by his resignation for good reason. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination due to Death

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance	Retirement and Insurance Benefits(4)	Accelerated Vesting of Equity Incentive Awards(5)	Total
David J. Paterson	$643,750	$ —	$527,875	—	$1,377,502	$5,512	$2,554,639
Lyle J. Fellows	685,076	487,873	249,672	—	1,154,319	8,131	2,585,071
Robert P. Mundy	633,501	464,034	222,630	—	1,080,188	7,357	2,407,710
Michael A. Weinhold	606,292	444,104	213,068	—	1,026,644	7,353	2,297,461
Peter H. Kesser	524,024	383,741	184,157	—	842,830	6,402	1,941,154

(1)

The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson – 100% of his base salary; Mr. Fellows – 180% of his base salary; and Messrs. Mundy, Weinhold and Kesser – 175% of their respective base salaries.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.

(4)

For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013, his special vacation pay, and his life insurance proceeds. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his special vacation pay, his life insurance proceeds, his lost retirement benefits, and the cost of continued medical and dental insurance coverage for his eligible dependents (grossed up to cover income taxes).

(5)

The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated upon his death. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination due to Disability

Name	Salary(1)	Bonus(2)	Incentive Awards(3)	Termination Allowance	Retirement and Insurance Benefits(4)	Accelerated Vesting of Equity Incentive Awards(5)	Total
David J. Paterson	$—	$—	$527,875	—	$505,127	$5,512	$1,038,514
Lyle J. Fellows	685,076	487,873	249,672	—	912,512	8,131	2,343,264
Robert P. Mundy	633,501	464,034	222,630	—	855,604	7,357	2,183,126
Michael A. Weinhold	606,292	444,104	213,068	—	831,728	7,353	2,102,545
Peter H. Kesser	524,024	383,741	184,157	—	764,108	6,402	1,862,432

(1)

The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson – none; Mr. Fellows – 180% of his base salary; and Messrs. Mundy, Weinhold and Kesser – 175% of their respective base salaries.

(2)	The amounts are the sum of 30% of the 2012 Tranche and 100% of the 2013 Tranche under the LTIP payable to the named executive officers other than Mr. Paterson.

(3)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.

(4)

For Mr. Paterson, the amount is the sum of our SSRP contribution for 2013 and his disability benefits. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his disability benefits, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes).

(5)

The amounts are the intrinsic value to the named executive officers resulting from the accelerated vesting of a prorated percentage of any unvested portion of their equity incentive awards based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. The accelerated vesting of the equity incentive awards arises when, among other things, a named executive officer’s employment is terminated upon his disability. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

Termination for Any Other Reason

Name	Salary(1)	Bonus	Incentive Awards(2)	Termination Allowance	Retirement and Insurance Benefits(3)	Accelerated Vesting of Equity Incentive Awards	Total
David J. Paterson	$—	—	$527,875	—	$ 25,127	—	$553,002
Lyle J. Fellows	685,076	—	249,672	—	432,512	—	1,367,260
Robert P. Mundy	633,501	—	222,630	—	375,604	—	1,231,735
Michael A. Weinhold	606,292	—	213,068	—	351,728	—	1,171,088
Peter H. Kesser	524,024	—	184,157	—	284,108	—	992,289

(1)

The amounts are determined by reference to the base salaries of the named executive officers as follows: Mr. Paterson – none; Mr. Fellows – 180% of his base salary; and Messrs. Mundy, Weinhold and Kesser – 175% of their respective base salaries.

(2)	The amounts are the incentive awards payable to the named executive officers under the 2013 VIP.

(3)

For Mr. Paterson, the amount is our SSRP contribution for 2013. For each of Messrs. Fellows, Mundy, Weinhold and Kesser, the amount is the sum of our SSRP contribution for 2013, his lost retirement benefits, the cost of continued medical and dental insurance coverage for him and his eligible dependents (grossed up to cover income taxes), and the cost of life insurance conversion and coverage (grossed up to cover income taxes). In addition, if Mr. Fellows or Mr. Mundy had retired on December 31, 2013, he would have been entitled to receive special vacation pay under our vacation policy in the amount of $45,672 or $43,440, respectively, which is not reflected in the table.

Change in Control

Our named executive officers, with one exception, will not receive any benefit solely upon the occurrence of a change in control of Verso. The single exception is that upon a change in control the unvested portion of Mr. Paterson’s initial stock option for 650,000 shares of common stock that we granted to him upon the commencement of his employment on May 14, 2012, will vest immediately.

If, in addition to a change in control of Verso, a named executive officer’s employment with us is terminated under certain circumstances, the vesting of any unvested portion of the equity incentive awards that we have granted to him may be affected. If the executive officer’s employment is terminated by us without cause upon the consummation of the change in control, then a prorated percentage of any unvested portion of his equity incentive awards will vest based on the number of completed quarters that have elapsed from the grant date or the most recent vesting date, as applicable, through the termination date. If the executive officer’s employment is terminated within six months after the consummation of the change in control either by us without cause or by him by reason of an involuntary termination (a concept similar to good reason), then any unvested portion of his equity incentive awards will vest in full.

The following table sets forth the intrinsic values arising from the accelerated vesting of our named executive officers’ equity incentive awards in the event of (a) a change in control of Verso occurring on December 31, 2013, (b) the termination of their employment under the circumstances described above on December 31, 2013, following a change in control of Verso that occurred within the prior six months, and (c) the termination of their employment under the circumstances described above and a change in control of Verso both occurring on December 31, 2013. The intrinsic value is computed based on the $0.63 closing sale price per share of our common stock on the NYSE on December 31, 2013.

	Accelerated Vesting of Equity Incentive Awards
Name	Change in Control of Verso On December 31, 2013	Termination of Employment Under Certain Circumstances On December 31, 2013, with Change in Control of Verso
		Within Prior Six Months	On December 31, 2013
David J. Paterson	$—	$22,050	$5,512
Lyle J. Fellows	—	22,458	8,131
Robert P. Mundy	—	20,323	7,357
Michael A. Weinhold	—	20,311	7,353
Peter H. Kesser	—	18,212	6,402

DIRECTOR COMPENSATION

Elements of Director Compensation

We pay the following annual cash compensation to our non-employee directors:

•	$55,000 to each director for serving on the board of directors;

•	$5,000 to the Chair of our Audit Committee;

•	$5,000 to the Chair of our Compensation Committee;

•	$2,000 to each director for each board of directors meeting attended in person or by telephone; and

•	$1,000 to each committee member for each committee meeting attended in person or by telephone.

We also grant to each non-employee director an annual restricted stock award with a fair market value of $20,000 on the grant date and which vests in three equal annual installments. In addition, we reimburse each non-employee director for his reasonable, out-of-pocket expenses incurred to attend meetings of the board of directors and its committees.

The compensation paid and provided to Mr. Paterson, who also is our President and Chief Executive Officer, is described in “Executive Compensation.” He is not entitled to receive any additional compensation for his service as a director of Verso.

2013 Director Compensation

The following table shows the compensation that we paid and provided to our non-employee directors for their services in 2013.

Name	Cash Fees	Restricted Stock(1)	Total
Michael E. Ducey	$76,000	$20,000	$96,000
Thomas Gutierrez	67,000	20,000	87,000
Scott M. Kleinman	72,000	20,000	92,000
David W. Oskin	71,000	20,000	91,000
Eric L. Press	63,000	20,000	83,000
L.H. Puckett, Jr.	67,000	20,000	87,000
David B. Sambur	67,000	20,000	87,000
Jordan C. Zaken(2)	63,000	20,000	83,000

(1)

On March 6, 2013, we granted to each non-employee director an equity incentive award of 15,503 shares of restricted stock, which had an aggregate value of approximately $20,000 based on the $1.29 closing sale price per share of our common stock on the NYSE on the grant date.

(2)

On March 19, 2014, Mr. Zaken resigned as a director of Verso and a member of the Compensation Committee of our board of directors. On the same date, the board of directors filled the resulting vacancies by electing Reed B. Rayman to serve as a director of Verso and a member of the Compensation Committee.

Outstanding Equity Incentive Awards at Fiscal Year-End

The following table provides information about the equity incentive awards held by our non-employee directors as of December 31, 2013.

Name	Restricted Stock	Stock Options	Partnership Units(1)
Michael E. Ducey	32,169	—	—
Thomas Gutierrez	32,169	15,200	—
Scott M. Kleinman	32,169	—	23,190
David W. Oskin	32,169	—	—
Eric L. Press	32,169	15,200	—
L.H. Puckett, Jr.	32,169	—	—
David B. Sambur	32,169	—	23,187
Jordan C. Zaken(2)	32,169	—	23,190

(1)

The units represent limited partner interests in Verso Paper Management LP, our largest stockholder, and may be exchanged for an equal number of shares of our common stock owned by Verso Paper Management LP.

(2)

On March 19, 2014, Mr. Zaken resigned as a director of Verso and a member of the Compensation Committee of our board of directors. On the same date, the board of directors filled the resulting vacancies by electing Reed B. Rayman to serve as a director of Verso and a member of the Compensation Committee.

ADDITIONAL INFORMATION

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Verso Paper Corp., 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Stockholder Proposals for Inclusion in 2015 Proxy Statement

Stockholders wishing to present proposals for inclusion in our Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us no later than December 31, 2014. Proposals should be sent to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

Other Stockholder Proposals for Presentation at 2015 Annual Meeting of Stockholders

Our bylaws provide that a stockholder who wants to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must notify Verso’s Secretary, in writing, no earlier than the close of business on the 120th day prior to the anniversary date of the prior year’s annual meeting, and no later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting.

For the 2015 Annual Meeting of Stockholders, stockholders who want to present director nominees or other proposals for consideration must submit their nominations or proposals, in accordance with the requirements of our bylaws, no earlier than January 29, 2015, and no later than February 28, 2015, in order to be considered. If, however, the date of the 2015 Annual Meeting is more than 30 days before, or more than 60 days after, May 29, 2015, then stockholders must submit such nominations or proposals no earlier than the close of business on the 120th day prior to the meeting date, and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the date on which public disclosure of the date of the meeting is first made by us.

In addition, if a stockholder wants to present director nominees for the 2015 Annual Meeting of Stockholders and we have increased the size of our board of directors without announcing publicly, at least 100 days prior to May 29, 2015, all of the director nominees or the increased size of the board of directors, then notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Secretary at our principal executive offices no later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Nominations or proposals should be submitted to Verso Paper Corp., Attention: Secretary, 6775 Lenox Center Court, Suite 400, Memphis, Tennessee 38115-4436.

A stockholder’s notice to nominate a director or bring any other business before the 2015 Annual Meeting of Stockholders must set forth certain information specified in our bylaws.

Our bylaws also provide that a stockholder who wishes to nominate a director or propose other proper business to be brought before the stockholders at the annual meeting must be a stockholder of record of Verso (or, if different than the holder of record, a beneficial owner of stock of Verso) both when the stockholder delivers notice of the nomination to Verso’s Secretary and at the time of the annual meeting. The stockholder also must be entitled to vote at the meeting.

By order of the Board of Directors,

Peter H. Kesser

Secretary

April 29, 2014

REVOCABLE PROXY
VERSO PAPER CORP.
2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The 2014 Annual Meeting of Stockholders of Verso Paper Corp., or “Verso,” will be held at its offices located at 6775 Lenox Center Court, Memphis, Tennessee, on May 29, 2014, beginning at 10:00 a.m. (Central Time). The undersigned hereby acknowledges receipt of the combined Notice of 2014 Annual Meeting of Stockholders and Proxy Statement dated April 29, 2014, accompanying this proxy, to which reference is hereby made for further information regarding the meeting and the matters to be considered and voted on by the stockholders at the meeting.
The undersigned hereby appoints David J. Paterson, Robert P. Mundy and Peter H. Kesser, and each of them, attorneys and agents, with full power of substitution, to vote, as the undersigned’s proxy, all the shares of common stock of Verso owned of record by the undersigned as of the record date and otherwise to act on behalf of the undersigned at the meeting and any postponement or adjournment thereof, in accordance with the instructions set forth herein and with discretionary authority with respect to any other business, not known or determined at the time of the solicitation of this proxy, that properly comes before such meeting or any postponement or adjournment thereof.
The undersigned hereby revokes any proxy heretofore given and directs said attorneys and agents to vote or act as indicated hereon.
Mark here if you plan to attend the meeting.
Mark here for address change.
FOLD HERE – DO NOT DETACH – ACT PROMPTLY
COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE
MARK VOTES AS X IN THIS EXAMPLE
With- For All For hold Except
1. To elect three directors – Michael E. Ducey, Scott M. Kleinman and David B. Sambur – to serve on the board of directors of Verso as Class III directors for a term of three years.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
For Against Abstain
2. To approve, on an advisory basis, the following resolution relating to the compensation of Verso’s named executive officers:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Verso’s named executive officers as disclosed in Verso’s Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.
For Against Abstain
3. To ratify the appointment of Deloitte & Touche LLP to serve as Verso’s independent registered public accounting firm for the year ending December 31, 2014.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS
1, 2 AND 3.
With respect to any other item of business that properly comes before the meeting, the proxy holders are authorized to vote the undersigned’s shares in accordance with their best judgment.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VERSO AND WILL BE VOTED IN ACCORDANCE WITH THE UNDERSIGNED’S INSTRUCTIONS SET FORTH HEREIN. IF NO INSTRUCTIONS ARE PROVIDED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Annual Report and proxy card are available at www.versopaper.com.
Be sure to date and sign Date this proxy card in the box below.
Date
Sign above Co-holder (if any) sign above
Sign exactly as your name or names appear on this proxy. If the shares are held jointly, each holder must sign. If signing as executor, administrator, attorney, trustee or guardian, indicate your full title as such. If the shares are held by a corporation, partnership or limited liability company, sign the full name of the entity by the duly authorized officer, partner or member, respectively.